_______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):
                               November 18, 1998


                             INFOSEEK CORPORATION

                            ----------------------
            (Exact name of registrant as specified in its charter)



          Delaware                    000-25071             77-0494507
------------------------------       -----------       ------------------
(State or other jurisdiction         (Commission        (I.R.S. Employer
      of incorporation)              File Number)      Identification No.)


                            1399 Moffett Park Drive
                          Sunnyvale, California 94089

                   (Address of Principal Executive Offices)
                                  (Zip Code)

      Registrant's telephone number, including area code: (408) 543-6000


                                Not Applicable
          -----------------------------------------------------------
         (Former name or former address, if changed since last report)


________________________________________________________________________________
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       The current report on Form 8-K dated November 18, 1998, for Infoseek
Corporation, a Delaware Corporation (the "Registrant" or "Infoseek"), and filed with the Securities Exchange Commission on December 2, 1998 is hereby amended and restated in its entirety as follows.


ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

       (a) On November 18, 1998, the Registrant, pursuant to that certain Agreement and Plan of Reorganization dated June 18, 1998 by and among the Registrant, Infoseek Corporation, a California corporation and wholly owned subsidiary of the Registrant ("Infoseek California"), Starwave Corporation, a Washington corporation ("Starwave"), and Disney Enterprises, Inc. ("DEI") (the "Reorganization Agreement"), the Registrant ceased to be a wholly owned subsidiary of Infoseek California and the former shareholders of Infoseek California and Starwave became the shareholders of the Registrant as a result of the Mergers as described and defined below in Item 2. In addition, also on November 18, 1998, pursuant to the Common Stock and Warrant Purchase Agreement dated June 18, 1998 by and between the Registrant and The Walt Disney Company, a Delaware corporation ("Disney") (the "Purchase Agreement"), Disney acquired 2,642,000 additional unregistered shares of common stock of the Registrant, par value of $0.001 per share ("Infoseek Delaware Common Stock") (the "Shares"), and a warrant to purchase 15,720,000 unregistered shares of Infoseek Delaware Common Stock (the "Warrant") in exchange for approximately $70 million in cash and a five year promissory note, principal amount $139 million. The Warrant vests, subject to certain acceleration events, and becomes exercisable as to one-third of the shares subject to the Warrant on each of the first three anniversaries of November 18, 1998 at an exercise price equal to 120% of the average closing sales price of the Infoseek Delaware common stock on the Nasdaq Stock Market for the thirty trading days prior to each such vesting date, subject to a $50.00 per share maximum exercise price.

       As a result of Disney's prior ownership in Starwave through its affiliate Disney Enterprises, Inc., and the purchase of the Shares and the Warrant, Disney became the owner of approximately 43% of the outstanding Infoseek Delaware Common Stock and will have the right to acquire, through the Warrant and over time, approximately 50.1% of Infoseek Delaware Common Stock on a fully diluted basis assuming exercise of all outstanding options, warrants and other rights to acquire Infoseek Delaware Common Stock (including those assumed pursuant to the Reorganization Agreement).

       (b)  Not applicable.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

       (a) On November 18, 1998, pursuant to the Reorganization Agreement the
Registrant: (i) acquired Infoseek California through the merger of ICO Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Registrant ("Infoseek Merger Sub"), with and into Infoseek California (the "Infoseek Merger"), which survived the Infoseek Merger as a wholly-owned subsidiary of the Registrant; and (ii) acquired Starwave through the merger of Starwave Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of the Registrant ("Starwave Merger Sub"), with and into Starwave (the "Starwave Merger"), which survived the Starwave Merger as a wholly-owned subsidiary of the Registrant.

       Pursuant to the Infoseek Merger, each outstanding share of the common stock, no par value, of Infoseek California ("Infoseek California Common Stock"), was converted into the right to receive one share of registered Infoseek Delaware Common Stock. In addition, options and rights to acquire approximately 8.6 million shares of Infoseek California Common Stock outstanding under Infoseek California's option plans were assumed by the Registrant and converted into options and rights to purchase the same number of shares of Infoseek Delaware Common Stock. A Registration Statement on Form S-8 with respect to the shares of Infoseek Delaware Common Stock underlying such options and rights was filed by the Registrant on November 18, 1998.

       Pursuant to the Starwave Merger, each outstanding share of the common stock, par value of $0.01, of Starwave ("Starwave Common Stock") was converted into the right to receive 0.2649570 of a share of registered Infoseek Delaware Common Stock. As a result, approximately 97.9 million shares of Starwave Common Stock outstanding immediately prior to the Merger were converted into approximately 25.9 million registered shares of Infoseek Delaware Common Stock. In addition, options to acquire approximately 8.3 million shares of Starwave Common Stock outstanding under Starwave's stock option plans were assumed by the Registrant and converted into options to purchase approximately 2.2 million shares of Infoseek Delaware Common Stock. An additional Registration Statement on Form S-8 with respect to the shares of Infoseek Delaware Common Stock underlying such options was filed by the Registrant on November 18, 1998.

       The summary of the provisions of the Reorganization Agreement set forth above is qualified by reference to the Reorganization Agreement, which is incorporated herein by reference to Annex A to the Registration Statement on Form S-4 of the Registrant (the "Form S-4"), as filed with the Securities and Exchange Commission (the "Commission") on October 14, 1998.

ITEM 5.    OTHER EVENTS

       On October 2, 1998, the Board of Directors of the Registrant authorized and declared a dividend of one Right pursuant to and as defined in that certain Preferred Shares Rights Agreement dated October 2, 1998 by and between the Registrant and BankBoston, N.A. for each share of Infoseek Delaware Common Stock outstanding as of 5:00 p.m. New York time on November 18, 1998.

       In addition, you should carefully consider the risks described below before making an investment in Infoseek. These risks and uncertainties are not the only ones facing Infoseek. Additional risks and uncertainties not presently known to Infoseek or that Infoseek does not currently believe are important to an investor may also harm Infoseek's business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Infoseek's business, financial condition or our results of operations could be seriously harmed. In such event, the trading price of Infoseek common stock could decline, and you may lose all or part of your investment. This Form 8-K/A contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve risks and uncertainties. Infoseek's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain known and unknown factors, including the risks faced by us described below and elsewhere in this Form 8-K/A. References to Infoseek below include, after November 18, 1998, Infoseek's wholly owned subsidiaries, including Starwave.

RISKS REGARDING DEVELOPMENT, LAUNCH AND ACCEPTANCE OF GO NETWORK


Infoseek is, in conjunction with Disney, developing GO Network. GO Network will combine certain content, promotion, brands and technologies of Infoseek, Starwave, Disney and certain joint ventures relating to ESPN.COM and ABCNEWS.COM
                                                        --------     -----------
(the "ESPN Joint Venture" and "ABC News Joint Venture," respectively).
Infoseek believes that developing, launching and promoting GO Network is critical to attracting and expanding its Internet audience and to differentiate itself from its competitors. Infoseek believes that this is especially true given that it is relatively easy to enter the market of providing Internet services and content and that there is a growing number of new Internet sites.

Infoseek also has an agreement with ABC, a Disney affiliate, for Infoseek to purchase promotion for GO Network. The success of GO Network therefore depends greatly on Disney and its affiliates, including ABC and ESPN. See "-- Relationship with and Dependence on Disney; Possibility of Control by Disney."

Infoseek plans to launch a beta version of GO Network in December 1998. However Infoseek cannot assure you that GO Network will be successfully developed and launched by that time, or at all. The beta version of GO Network will not have all of the functions and services currently planned for GO Network. Infoseek expects to launch the premier version of GO Network in early 1999 and add more functions and services to GO Network in the future. Statements regarding the December beta launch

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date for GO Network and plans for additional functions and services are forward-looking statements that involve risks and uncertainties. Actual results may differ from those described in the forward-looking statements as a result of a number of factors. These factors are described in this section and under "--Uncertainties Regarding Integration of Starwave Operations" and "--Dependence on Third Party Relationships, Advertising Relationships and Joint Ventures." If Infoseek does not successfully develop, launch and promote GO Network quickly, Infoseek's business, financial condition and operating results could be seriously harmed.

If consumers do not find the GO Network content and experience to be of high quality, or if Infoseek introduces new Internet sites or enters into new business ventures that are not appreciated by consumers, Infoseek will not be able to expand its Internet audience. An expanding audience is necessary to increase advertising and related sales and other sources of revenue. Infoseek, therefore, cannot assure you that GO Network will be successful or result in greater revenues, cash flows or profits (if any) to Infoseek. In addition, current Infoseek advertisers and content providers may not continue to advertise or provide content to Infoseek's present Internet service or GO Network. If there is a significant delay or reduction in advertising sales or orders, Infoseek could suffer harm to its business and results of operations. In addition, the launch and promotion of GO Network may result in potential confusion or a decline in loyalty among users or customers of the current Infoseek service or the ABCNEWS.com and ESPN.com services.

In order to attract users and build strong brand recognition and loyalty, the launch of GO Network will require a significant increase in spending for promotional activities, including the purchase of promotion from ABC discussed above. Infoseek may also be required to spend additional money to purchase and produce new content. Infoseek cannot assure you that it will be able to recover the costs of these promotional and other activities through increased cash flows from operations. If Infoseek incurs excessive expenses to develop, launch, promote and improve GO Network, Infoseek's business, financial condition and operating results could be seriously harmed.

UNCERTAINTIES REGARDING INTEGRATION OF OPERATIONS

Infoseek recently acquired Starwave. To achieve benefits from the acquisition, Infoseek must quickly and smoothly integrate its operations with the operations of Starwave, the ESPN Joint Venture and ABCNews Joint Venture. Infoseek will be required to coordinate Infoseek's and Starwave's respective product and service offerings. Infoseek will also be required to combine Infoseek's and Starwave's sales, marketing and research and development efforts. Infoseek cannot assure you that it will be able to take full advantage of the combined companies sales force, marketing and research and development efforts.

Since Infoseek's principal office (Sunnyvale, California), Starwave's headquarters (Seattle, Washington), the ABCNews Joint Venture (principally located in New York City) and the ESPN Joint Venture (principally located in Bristol, Connecticut and New York City), are geographically dispersed, integrating these organizations and operating these businesses will be more difficult. In addition, Infoseek has substantially more employees now than prior to the combination. On September 30, 1998, Infoseek had approximately 319 employees. On November 30, 1998, together with Starwave, Infoseek had approximately 650 employees. In addition, given the planned expanded operations of Infoseek, Infoseek must recruit and retain highly qualified management, engineering, and sales and marketing personnel. Infoseek management will be required to spend a significant amount of time on integration issues, which may distract their attention from the day-to-day operations of Infoseek.

Infoseek also has an agreement to acquire Quando, Inc. ("Quando"), subject to Quando shareholder approval. In order to achieve the benefits of the proposed Quando acquisition, Infoseek must also quickly and smoothly integrate Quando's technology and operations and retain Quando's employees and customers.

Infoseek cannot assure you that the integration of Starwave and Quando will occur quickly and successfully. The integration may consume too much of management's time, or Infoseek may not be able to continue to recruit and retain qualified employees. If Infoseek does not successfully integrate its operations or does not effectively recruit and retain qualified personnel, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

AMORTIZATION OF GOODWILL AND INCREASED OPERATING EXPENSES WILL DELAY PROFITS

Infoseek's acquisition of Starwave was accounted for under the purchase method of accounting. Under the purchase method, the purchase price of Starwave was allocated to the assets and liabilities acquired from Starwave. Infoseek will incur a charge for in-process research and development of Starwave of $72.6 million in the quarter ended December 31, 1998.

In addition, intangible assets related to developed technology and assembled workforce of Starwave are estimated at $45.2 million and will be amortized over two years. Intangible assets related to goodwill and joint ventures are estimated at $656.3 and $178.5 million, respectively, and will be amortized over ten years. In addition, Infoseek expects to have increased operating expenses associated with the expanded operations of its business and the development, launch and promotion of GO Network. To the extent that such expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be further materially adversely affected.

In connection with the proposed Quando acquisition, intangible assets related to goodwill, developed technology and assembled workforce are preliminarily estimated at approximately $16.9 million and will be amortized over two years. Infoseek also expects to take a charge for in-process research and development of Quando of approximately $4.3 million in the quarter ending December 31, 1998.

As a result of these acquisitions, management currently estimates that Infoseek will not have profits until at least 2002. Without these acquisitions, the amortization of goodwill and other intangibles from the acquisition of Starwave, Infoseek would not have profits until at least 2000. The estimates of when Infoseek will achieve profits are forward-looking-statements that are subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth under "--Uncertainties Regarding Integration of Operations," "--Risks Regarding Development, Launch and Acceptance of GO Network," "--Dependence on Third Party Relationships, Advertising Relationships and Joint Ventures," and "--Risks of Acquisition Strategy."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

Infoseek currently anticipates that its cash and other available sources of funds will last through at least December 31, 1999. The other available sources include Infoseek's equipment term loan facility, payments under a note in principal amount of $139 million from Disney and cash generated from advertising revenues. After that time, Infoseek may need to raise additional funds.

Infoseek may decide to increase expenditures for any number of activities, including:

  . expanding more quickly

  . developing new or enhancing existing services or products

  . promoting GO Network or other services, or

  . acquiring complementary products, businesses or technologies

If Infoseek does any of these activities, Infoseek may be required to raise additional funds sooner than currently anticipated. If any additional funds are raised through the sale of stock or convertible debt, the percentage ownership of Infoseek's current stockholders will be reduced. Such stock or convertible debt also may have rights, preferences or privileges greater than Infoseek's common stock.

Additional financing may not be available on good terms, or at all. If Infoseek cannot raise enough additional funds, Infoseek may not be able to continue expanding, developing new or enhancing existing services or products, or promoting GO Network or other services or acquiring other businesses, products or technologies. Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS

Infoseek and its subsidiaries have limited operating histories. The Internet and intranet markets addressed by Infoseek are new. Infoseek therefore does not have internal or industry-based historical financial data for any significant period of time upon which to base projections for revenues or to help budget operating expenses.

Infoseek expects that its results may also vary significantly in the future due to a number of reasons, including:

  . the amounts of growth, usage and acceptance of the Internet, intranets and online services

  . the rate of acceptance of the Internet as an advertising medium and a channel of commerce, and the demand for advertising

  . demand for Infoseek's products and services

  . the advertising budgeting cycles of individual advertisers

  . costs related to expansion and capital investments

  . results of acquisitions and strategic agreements

  . the introduction, marketing and acceptance of new, enhanced or alternative products or services by Infoseek including GO Network, or by its competitors

  . Infoseek's ability to anticipate and effectively adapt to and expand in a developing market

  . Infoseek's ability to adapt to rapidly changing technologies and develop new technologies

  . technical difficulties or system outages

  . Infoseek's ability to integrate operations and manage expansion

  . Infoseek's ability to attract, retain and motivate qualified personnel

  . initiation, implementation, amendment, renewal or expiration of significant contracts with partners, such as Disney, ABC, ESPN, Microsoft, Borders Online, the National Basketball Association (NBA), NASCAR, the National Football League (NFL), Netscape and others

  . performance of its partners such as Disney, ABC and ESPN in developing their own brands

  . short and long term pricing changes by Infoseek or its competitors

  . specific economic conditions in the Internet, intranet and digital media markets

  . strikes or other work disruptions involving the content of Infoseek's services or Infoseek's creative personnel

  . seasonal fluctuations in Internet use and the markets for news and sports events

  . general economic conditions

  . other factors

Also, almost all of Infoseek's revenues currently come from advertising sales. Infoseek expects this reliance on advertising will continue in the future. Most of Infoseek's contracts with advertisers are for three months or less. Advertising prices are closely related to the number of viewers on Infoseek's services. Infoseek cannot accurately predict the number of viewers that will visit its site in a given time frame. Future sales and operating results are therefore difficult to forecast. However, because Infoseek expects future revenues to increase and Infoseek's expense levels increase with revenues, Infoseek does not expect expense levels to decrease in the short term and possibly the long term.

Infoseek cannot assure you that it will be able to adjust spending quickly to compensate for any reduction in future revenues. Accordingly, if revenues do not meet Infoseek's expectations, there would be an immediate and serious impact on Infoseek's business, results of operations, financial condition and prospects.

RELATIONSHIP WITH AND DEPENDENCE ON DISNEY; POSSIBILITY OF CONTROL BY DISNEY

Disney is the principal stockholder of Infoseek, owning approximately 43% of Infoseek's outstanding stock. Disney also owns warrants, which generally become exercisable over three years from November 1998. These warrants will allow Disney to obtain control (50.1% or more) of Infoseek at the end of the three years. Although Disney has agreed for a three-year period to not increase its percentage ownership to more than 49.9%, this "standstill" obligation may be terminated earlier in certain limited circumstances. Infoseek also has several commercial agreements with Disney relating to GO Network.

Infoseek and its stockholders face several risks relating to its relationship with Disney, including the following:

  . Control Over Governance. Through its substantial ownership of and its agreements with Infoseek, Disney may exercise significant control over Infoseek. Specifically:

    1. As a result of Disney's current and future share ownership, Disney may be able to exercise effective control over certain matters requiring stockholder approval.

    2. Under a governance agreement between Infoseek and Disney, Disney also has the right, so long as it owns 10% of Infoseek stock, to have its nominees for director submitted to a vote of stockholders of Infoseek. Disney currently is entitled to a number of nominees sufficient to require the approval of the Disney nominees for those transactions requiring supermajority Board approval, described below. Currently, that number is three of eight directors on the Infoseek Board.

    3. Supermajority Board approval is required for certain Infoseek transactions, including:

      . amendment of Infoseek's certificate of incorporation or bylaws

      . a transaction in which the ownership control of Infoseek changes

      . sales of 15% or more of Infoseek's assets

      . issuance of securities representing 15% or more of Infoseek's outstanding shares or for $200 million or more

      . certain debt or cash transactions by Infoseek of $200 million or more

      . any appointment of a new Chief Executive Officer of Infoseek

    4. Disney's standstill obligation described above will terminate if certain events occur. These events include a tender offer by a third party for Infoseek shares or a tender offer by Disney for all of Infoseek's shares that is approved by a majority of the non-Disney members of Infoseek's Board of Directors and that requires the tender of a majority of shares held by persons other than Disney. If the standstill obligation terminates, Disney could quickly obtain majority control over Infoseek.

  . Disney Right to Purchase Additional Shares in Future Infoseek
    Offerings. Disney has a right to purchase additional shares and (under some cases) warrants of Infoseek in order to maintain its ownership level if Infoseek issues additional shares. In the event the acquisition of Quando is consummated, Disney will have a right to purchase shares of Infoseek common stock and a warrant to purchase Infoseek common stock sufficient to maintain its current ownership interest in Infoseek. Disney's right to purchase additional shares will dilute other Infoseek stockholders' ownership and could reduce Infoseek's earnings per share, if any.

  . Promotion of GO Network. GO Network will be promoted in part by Disney through an agreement in which Infoseek will purchase $165 million of promotion from ABC. The quality and type of the purchased promotion will be in part Disney's decision.

  . Trademarks and other Intellectual Property. The GO Network name is a trademark of Disney. Infoseek has the right to use the GO Network trademark and certain other trademarks and other intellectual property related to GO Network through a license agreement between Disney and Infoseek. Infoseek depends on Disney to enforce Disney's rights in this intellectual property against third party infringement and cannot assure you that Disney will take adequate steps to enforce its intellectual property rights, or be successful in doing so. See "--Intellectual Property." Further, the license agreement between Infoseek and Disney terminates if certain events occur, such as if another party acquires 25% or more of Infoseek's stock, Infoseek fails to spend a certain amount of money to promote GO Network, or Infoseek files for bankruptcy.

  . Limited Non-Competition Agreements. Under the terms of Infoseek's agreements with Disney, Disney has agreed to not compete in certain areas with Infoseek for a period of fifteen years after November 18, 1998 (unless the intellectual property license agreement described above terminates earlier). However, this agreement not to compete only applies to the United States and only applies to a broad based Internet portal service for delivery at data transmission rates that do not allow for real time, full motion video with television broadcast resolution. Disney, ESPN and ABC also have agreed not to develop or commercialize Internet quality sports- or general news-related products or services in the United States or Canada. None of Infoseek's agreements with Disney legally prohibits Disney from entering into transactions with any of Infoseek's competitors or from providing Disney content to Infoseek's competitors. Disney currently provides some of its content to competitors of Infoseek and maintains a number of websites which are not expected to be linked to GO Network. Infoseek cannot assure you that Disney will not compete with GO Network.

  . Reduced Opportunity for Acquisition by Third Party. Infoseek's trademark license terminates if another party acquires 25% of Infoseek. This license provision, as well as Disney's substantial ownership position in Infoseek, may prevent or discourage tender offers for Infoseek's common stock or other changes in the control of Infoseek unless the terms are approved by Disney. Therefore, it is more difficult for a person other than Disney to acquire all or a large portion of Infoseek stock.

DEPENDENCE ON THIRD PARTY RELATIONSHIPS, ADVERTISING RELATIONSHIPS AND JOINT VENTURES

Infoseek's success depends in great part on strategic relationships with third parties, including Disney. Infoseek depends on third parties as sources of traffic and as providers of content to its Web site.

Infoseek's traffic agreements generally have terms of one year or less. For the year ended December 31, 1997 and the nine months ended September 30, 1998, approximately 46% and 35% of the aggregate page views on Infoseek's service were generated by traffic derived from third party sources. Among the most important of these traffic relationships are the following:

  . Microsoft. Infoseek has an agreement with Microsoft pursuant to which it is one of five premier providers of search and navigational services on Microsoft's network of Internet products and services. Under the Microsoft agreement, which expires in September 1999, Infoseek is obligated to pay an aggregate of $10.7 million for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18.0 million.

  . WebTV. Infoseek has an agreement with WebTV Networks, Inc. under which Infoseek is the exclusive provider of search and directory services to WebTV. Infoseek has also agreed to manage advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic through September 2001. Under this agreement, Infoseek will pay WebTV $26.0 million in cash, $15.0 million of which was paid in advance for the first five quarters during which the agreement is in effect. The remaining $11.0 million is payable ratably over the last three quarters of the term of the agreement. A portion of these payments by Infoseek will be reimbursed if WebTV is unable to deliver a minimum of
    4.5 billion impressions on WebTV over the life of the agreement. Infoseek receives all of the revenue generated from such advertising sales up to a pre-determined amount that is larger than Infoseek's total payment obligations to WebTV under the agreement. Beyond that pre-determined amount, additional advertising sales revenue is allocated between Infoseek and WebTV.

  . Netscape. Since March 1995, Infoseek's search service has been a featured provider of navigational services on the website of Netscape. In 1996 and 1997 and during the first nine months of 1998, approximately 65%, 33% and 16%, respectively, of all page views of the Infoseek search service came from traffic attributable to the Netscape website. On June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provided for Infoseek to pay, based upon the level of impressions delivered, up to an aggregate of $12.5 million in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). On November 25, 1998, Infoseek and Netscape renegotiated the terms of the agreement to provide that starting in January 1999 Infoseek will receive 5% of Netscape's premier provider rotations--the pages served to visitors who have not selected a preferred provider--until May 31, 1999 and will pay an average of 20 percent more than before for the Netscape traffic it receives.

When these traffic agreements terminate, Infoseek may not be able to renew them or find other agreements on good terms or at all. If Infoseek does not renew these agreements or enter into similar agreements on good terms and does not develop significant traffic to make up for the loss of these agreements, Infoseek's advertising revenues will be reduced. Reduced advertising revenues would likely seriously harm Infoseek's business, results of operations, financial condition and prospects.

In addition, the products or services of those companies that provide access or links to Infoseek's products or services, such as other website operators, may not achieve market acceptance or commercial success, which would likely seriously harm Infoseek's business, results of operations, financial condition and prospects.

Infoseek's success will also depend in great part on the continuation and integration of Starwave's joint ventures and third party relationships, especially the Joint Ventures. On a pro forma basis for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998 (assuming that the current agreements with Disney affiliates ABC and ESPN had been entered into during these periods), revenues of these joint ventures would have represented 29% and 28% of the total revenues of Infoseek for those respective periods. Infoseek's future success will depend to a large extent on its ability to maintain these relationships with ESPN and ABC, and to establish relationships with new partners to develop co-branded websites. If Infoseek fails to keep good relationships with ESPN and ABC or fails to find new partners, Infoseek may not be able to keep or create interactive services and products that are attractive to users and advertisers. This in turn could seriously harm Infoseek business, financial results and financial condition.

LIMITED OPERATING HISTORY; HISTORICAL LOSSES; ANTICIPATION OF CONTINUED LOSSES

Both Infoseek and Starwave have limited operating histories. These limited operating histories make it difficult to budget or predict future results. Infoseek and Starwave have incurred significant net losses since they began operations. Infoseek expects it will continue to have consolidated net losses for a number of years. As of September 30, 1998, Infoseek had an accumulated deficit of $53,724,000. On a pro forma basis as of September 30, 1998, including Infoseek, Starwave and

Quando, Infoseek would have had an accumulated deficit of $130.7 million (including in-process research and development charges of $76.9 million in connection with the Starwave Merger and proposed Quando merger). Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. Infoseek cannot assure you that it will be able to address any of these challenges. Although Infoseek has experienced significant revenue growth in 1997 and 1998, Infoseek cannot assure you that this growth rate will be sustained, that revenues will continue to grow or that Infoseek will achieve profitability.

In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on Infoseek's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, Infoseek has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as Infoseek's relationship with United Parcel Service of America, Inc. ("UPS"). Infoseek's revenues have in the past been, and may in the future continue to be, partially dependent on its relationship with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from Infoseek's partners. Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. Due to the foregoing factors, in future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the market price of Infoseek's common stock would likely be significantly reduced.

VOLATILE STOCK PRICE

The market price of Infoseek's common stock has fluctuated and may continue to fluctuate widely. Such changes are in response to a number of events and factors such as:

  . quarterly changes in results of operations

  . announcements of new technological innovations or new products and media properties by Infoseek or its competitors

  . changes in financial estimates and recommendations by securities analysts

  . the operating and stock price performance of other companies that investors may deem comparable to Infoseek

  . news relating to trends in Infoseek's markets or the economy generally

In addition, the stock market and specifically the stock of Internet companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of Infoseek's common stock, without regard to Infoseek's operating performance.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

Infoseek believes that establishing and maintaining the GO Network brand is a critical aspect of its business. Infoseek believes brand recognition is important in its efforts to attract and expand its audience. Infoseek also believes that brand recognition will be even more important as the number of Internet sites grows, due to the relative ease of entering the Internet market. Promotion and enhancement of Infoseek brands largely depends on Infoseek's success in providing high-quality products and services and in designing and implementing effective media promotions. Infoseek cannot assure you that it will continue to offer high-quality products and services.

In order to attract and retain Internet users and to promote and maintain the GO Network brand in response to competitive pressures, Infoseek believes it is necessary to spend a large amount of resources in creating and maintaining a distinct brand loyalty among consumers. If Infoseek is unable to provide high-quality products and services or design and implement effective media promotions, or otherwise fails to promote and maintain its brands, or if Infoseek incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brands, its business, results of operations, financial condition and prospects would be seriously harmed.

INTENSE COMPETITION

The market for Internet and intranet products and services is very competitive. Infoseek expects the market to become more competitive. Because the market for search and portal services is new and developing, Infoseek cannot predict how competition will affect Infoseek, its competitors or its customers. Infoseek believes that the Internet market increasingly will require portal services to deliver a large variety of multimedia content and services. Infoseek believes that its future success partly depends on its ability to deliver a broad variety of multimedia content and services. Infoseek believes this includes the following:

  . Electronic commerce

  . Enhanced search and directory functions

  . Development of online communities, including chat, e-mail and games

  . Timely, relevant and diverse high-quality multimedia content


  . Access to live video and audio events

With respect to attracting advertisers, in order to be competitive Infoseek believes it must offer:

  . a large number of viewers

  . viewers with attractive demographic profiles

  . cost-effectiveness

Infoseek believes that the number of companies selling advertising on the Web and the amount of advertising space on the Internet have greatly increased recently. Infoseek may therefore face a market which demands lower prices for the purchase of advertisements and this could result in a decline in Infoseek's revenues.

Infoseek may not be able to compete successfully. If Infoseek fails to respond to competitive pressures, including those listed below, Infoseek's business, results of operations, financial condition and prospects will be seriously harmed.

Infoseek believes it faces competition in numerous areas, including the following:

  . Consolidated Internet Products. Companies like Yahoo!, America Online,
    Netscape, Microsoft, Excite, CNET (Snap) and Lycos offer integrated products which include a variety of features. Such products often offer search and directory services on the Internet, white and yellow pages, e-mail listings, news and sports, financial and stock information, weather, internet commerce, auctions and classifieds, chat, bulletin boards, e-mail and other community and information features. These companies have often developed integrated products through internal development, through acquisitions of competitors of Infoseek or strategic and licensing arrangements with competitors of Infoseek. Because these sites are often an initial point of entry for Internet viewers or have a large number of users, it is likely they will continue developing, acquiring or licensing Internet search and navigation functions competitive with those offered by Infoseek. These competitors will also likely attempt to control Internet content, such as news, sports and entertainment. These competitors may also merge or enter into cooperative agreements which may increase their market dominance. These competitors may take actions that make it more difficult for viewers to find and use Infoseek's products and services or that make Infoseek's products and services including GO Network less attractive. If these integrated services continue to expand, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

  . Search and Navigation Products. Many companies currently offer Web search and navigation products which compete with Infoseek's search service. These include DEC/AltaVista, Excite, HotBot, Inktomi, Lycos, Snap and Yahoo! The two most widely used Web browsers are produced by Netscape and Microsoft. Each of these browsers contain easy to locate search buttons and feature "push" technologies, both of which can direct search traffic to services which compete with Infoseek.

  . Search Software. Infoseek's Ultraseek Server product competes directly with intranet products and services offered by companies such as DEC/AltaVista, Lycos, Open Text and Verity.

  . Internet Media Sources. Through the production of ESPN.com and
    ABCNEWS.com, Infoseek competes with other Internet sites that provide news and sports information. For example, many Internet sites such as CBS Sportsline, CNNsi, Yahoo! Sports and Fox Sports Online provide information on sports. Internet sites such as CNN, The New York Times, The Washington Post, CBS News and MSNBC provide news and analysis. Sites such as Microsoft Investor, Quicken Financial Network, Reuters, DowJones, Bloomberg and CNNfn provide financial news. Other sites, like E! Online and Entertainment Weekly/PathFinder offer entertainment news.

  . Competition from Internet and other advertising media. Infoseek competes with online services, other Web site operators and advertising networks for advertisers. Infoseek also competes with other media sources such as broadcast television, cable television, radio, newspapers and magazines. Typical competitors in these media sources are print publications such as Sports Illustrated, USA Today, The New York Times and The Washington Post, as well broadcast and cable sources such as ABC, NBC, CBS, CNN and Fox. Infoseek competes with these other media sources for a portion of advertisers' total advertising budgets. Infoseek also competes with these other media sources for viewers. To compete successfully against these other sources, Infoseek must provide interesting and popular interactive content. In addition, Infoseek's partners in its joint venture relationships, ESPN and ABC, have certain rights to compete with Infoseek. For example, ESPN and ABC sell advertising on their broadcast programs in competition with Infoseek.

  . Competition from Electronic Retailers. If and when Infoseek begins to offer substantial electronic commerce capabilities, it will face competition from many Internet sites which offer products and services for sale over the Internet. Websites such as Yahoo!, AOL/Netcenter, Excite, MSN, Lycos and Amazon.com and others already offer items for sale over the Internet, and have established brand names and infrastructure for electronic commerce.

  . Other Internet sites. Infoseek also competes for users with many other commercial and non-profit websites.

In order for Infoseek to compete successfully, Infoseek must overcome many risks, including:

  . Low barriers to entry to the Internet. Infoseek believes that it is relatively inexpensive to develop new internet technologies, products and services. It is likely that other companies may offer similar products and services that compete with Infoseek for advertisers.

  . Quickly Changing Market. Because the Internet market is new and changing quickly, Infoseek cannot predict which companies are likely to offer competitive services in the future.

  . Reliance on Advertising Revenues. Infoseek depends on advertising sales for revenue. Because the Internet is still a new advertising medium, there is a risk that the number of advertisers purchasing advertisements on the Internet could decrease. Such a decrease could result in lower advertising revenues for Infoseek.

If Infoseek does not compete effectively, it will suffer immediate harm to its services, results of operations and prospects.

RISK OF INABILITY TO ACHIEVE REVENUE MINIMUMS UNDER REPRESENTATION AGREEMENTS

Under certain representation agreements with ESPN and ABC, Infoseek (through Starwave) has agreed to act as the representative of the ESPN and ABCNews Joint Ventures. As such representative, Infoseek will sell advertising and related services for these joint ventures, and has agreed to make quarterly payments to the joint ventures. These payments will be the greater of (A) a predetermined minimum amount or (B) revenues actually billed to third parties (even if not collected) in the performance of such advertising and related services, less the costs of providing the services and a predetermined profit margin.

Infoseek may not be able to sell the guaranteed minimum amount in any quarterly period or be able to collect the money due from these sales and services. Failure to sell the predetermined minimum amount or collect enough money from these sales services could seriously harm Infoseek's business, results of operations and financial condition.

COSTS OF INTEGRATION AND TRANSACTION EXPENSES

Infoseek will incur costs of approximately $22.0 million associated with the acquisition of Starwave, which will be accounted for as part of the purchase price of Starwave. The $22.0 million includes: (A) $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of

Starwave employees and (B) $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave. Infoseek expects to incur additional integration costs of up to $7.0 million for Starwave and Quando of which $1.4 million were included in the results for the quarter ended September 30, 1998. The remaining integration costs of up to $5.6 million will affect future operations and all of these additional integration costs do not qualify as liabilities in connection with a purchase business combination under accounting rules. Infoseek may also incur additional significant charges in future quarters to reflect additional costs associated with the acquisition of Starwave.

Infoseek expects to incur costs of $1.0 million in connection with the proposed Quando acquisition, which are expected to be accounted for as part of the purchase price of Quando. Infoseek expects to incur additional costs of $0.5 million in connection with the integration of Quando. The integration costs will affect future operations and do no qualify as liabilities in connection with a purchase business combination under accounting rules. Infoseek may also incur additional charges in future quarters to reflect additional costs associated with the acquisition of Quando.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET, ELECTRONIC COMMERCE AND INTERNET ADVERTISING

To grow revenues, Infoseek depends on increased acceptance and use of the Internet, intranets and other interactive online platforms as sources of information, entertainment and sales of goods and services. Infoseek depends heavily on advertisements as a source of revenue. Therefore, Infoseek also depends on the acceptance and success of advertising on the Internet.

The Internet has grown very rapidly in recent years. Infoseek cannot assure you that the Internet will continue to be accepted and widely used. In particular, Infoseek cannot assure you that consumers will continue to use the Internet for purchasing or selling goods and services or that advertisers will continue to use it for advertising goods and services. Infoseek also cannot assure you that a large base of users will support Infoseek's business. Significant structural problems remain in using the Internet and conducting electronic commerce, including:

  . security

  . reliability

  . cost

  . ease of use and access

  . quality of service

  . lack of network infrastructure to support increased use

  . speed (including slow deployment of high speed communications technology)

  . limitations on access by corporations and schools

  . privacy

These problems may slow the growth of Internet use or the attractiveness of the Internet for advertising and online transactions. In addition, the use of the Internet could be reduced due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or as the result of increased government regulation.

In addition, the Internet market is changing quickly. The number of new competitors in the online market is increasing. Many of the advertisers on Infoseek's services are relatively new to Internet advertising. Many of the advertisers have not devoted significant amounts of their advertising budgets to Internet advertising. Advertisers may determine that traditional sources of advertising, like television, radio and newspapers, may be less costly or better at reaching customers than the Internet. There are no widely accepted standards to measure Internet advertising.

Infoseek believes that advertising sales generally, such as television, are generally lower in the winter and summer of each year as compared with the fall and spring. Infoseek also believes that advertising usage changes with the economy. Seasonal and economic changes could be more serious on the Internet, depending on the acceptance of the Internet for advertising. Any seasonal or economic-based advertising, on the Internet or not, could seriously harm Infoseek's business, financial condition and operating results.

If the Internet grows more slowly than expected, or does not grow at all, Infoseek's business, financial condition and operating results would be seriously harmed. If access to the Internet or Infoseek's services is restricted, Infoseek's business, financial condition and operating results would also be seriously harmed.

The Internet industry is young. The business model of Infoseek and its competitors changes frequently and very few products and services have become established in the market. The Internet market might not continue developing or develop more slowly than expected. Infoseek may be unable to modify its business model rapidly enough to remain competitive. The Internet market might become filled with competitors. Infoseek's products may not become accepted by Internet users or advertisers. If any of these events occurs, Infoseek's business, results of operations, financial condition and prospects would be seriously harmed.

RISKS OF ACQUISITION STRATEGY

Infoseek believes that it may be necessary to enter into joint ventures or other strategic relationships to grow its business. Infoseek also believes it may be necessary to acquire complementary products, technologies or businesses to remain competitive. If this strategy is not successful, Infoseek may experience decreased market share, viewer traffic or brand loyalty.

There are several risks of acquisitions or other strategic transactions, including the proposed Quando and completed Starwave acquisitions, such as:

  . the difficulty of integrating the operations and personnel of acquired companies, assets or operations

  . potential disruption of Infoseek's ongoing businesses

  . inability to successfully incorporate acquired technology or content into existing products, services and media properties

  . expenses and other charges associated with transactions

  . the necessity of establishing and implementing uniform standards, controls, procedures and policies for acquired companies

  . impairment of relationships with employees, vendors and customers as a result of any integration of new management personnel, technologies, products and services

  . potential unknown liabilities associated with acquired businesses

In addition, because of the Starwave acquisition and transactions between Infoseek and Disney, Infoseek may not be able to account for future acquisitions as pooling-of-interests transactions under accounting rules for a period of time. Also, if Disney chooses to obtain control when its warrant vests, Infoseek will not be able to use pooling-of-interests accounting. As a result, Infoseek may be required to add large amounts of goodwill to its balance sheet as a result of acquisition transactions in the future. The amortization of this goodwill will reduce Infoseek's profits in the periods over which it is amortized. Infoseek may also take charges for acquired in-process research and technology when acquisitions occur. Such charges for acquired in-process research and technology would reduce Infoseek's profits in such period.

There can be no assurance that Infoseek will be successful in overcoming these risks. Infoseek may also encounter other problems in connection with acquisition transactions. Infoseek cannot assure you that the proposed Quando acquisition or any other transactions will or will not occur. If transactions do occur, they could harm Infoseek's business or may fail to enhance Infoseek's business.

Infoseek may use significant amounts of its available cash to conduct these transactions. Infoseek may also use significant amounts of its stock to conduct these transactions. Use of stock would dilute the interests of existing stockholders in Infoseek.

TECHNOLOGICAL CHANGE; NEED FOR CONTINUED TECHNOLOGICAL INNOVATION

The market for Internet products and services is one of rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. Moreover, the Internet market is emerging and many companies are expected to introduce new Internet products and services in the near future. To be successful, Infoseek must respond to these changing demands of the market and competition by introducing new products, services and technologies. Infoseek must also continue to improve the performance, features and reliability of its products and services. If it does not continue to timely and continually improve its products and services and introduce new ones, Infoseek could suffer serious harm to its business, results of operations and prospects.

In the fourth quarter of 1997, Infoseek released a new version of its search service which currently features 18 "channels." The channels are designed to bring together topical information, services, products and communities on the Web. Most of Infoseek's additional channel sponsorship and partnership arrangements are dependent on increases in viewer traffic. If it does not attract a significant amount of viewers, Infoseek may not be able to retain its channel sponsors and partners. Infoseek cannot assure you that its sponsorship and partnership strategies will continue to be accepted by advertisers.

A key element of Infoseek's strategy is to continue to develop new technological innovations in order to enhance the user's experience and strengthen relationships with advertisers. The success of GO Network and its component sites, including ABCNEWS.com and ESPN.com, will depend in part on how easy-to-use, functional and feature-filled such services are.

Because Infoseek needs to continue to provide technological improvements to its services, Infoseek faces many risks. Infoseek cannot assure you:

  . Any of its new or proposed product or services will be accepted by the market or will continue to meet the market's changing needs

  . It will successfully design, develop, test, market and introduce new and enhanced technologies and services

  . It will successfully improve its existing and planned products and services

  . It will not experience difficulties that delay or prevent the successful development, introduction or marketing of new or enhanced technologies, products and services

  . It will bring its technological innovations to the market quickly and in advance of its competitors

  . It will not have large expenses in order to develop, improve or acquire new technologies

  . Its new or enhanced products and services will be free of errors and will not require significant design changes once introduced

If any of these risks occurs customers may become dissatisfied with Infoseek's products and services. In turn, Infoseek could lose viewers and could experience delayed or lost advertising revenues. If Infoseek cannot create, develop or acquire successful new or improved technologies for its services ahead of its competitors, it could suffer serious harm to its business, financial results or prospects. If Infoseek does not test, market and support such new or improved technologies, it could also suffer serious harm to its business, financial results or prospects. If the market does not accept Infoseek's new or improved technologies, Infoseek could also suffer serious harm to its business, financial results or prospects.

INTERNET SECURITY AND ELECTRONIC COMMERCE RISKS

The security of online transactions and the privacy of users on the Internet may prevent the growth of the Internet and electronic commerce. If an intruder is able to circumvent Infoseek's security measures, the intruder could steal confidential or proprietary information. The intruder could also interrupt Infoseek's online operations. Infoseek expects to spend significant amounts of cash and resources to protect against the threat of such an intruder or to fix problems caused by potential intruders.

Infoseek cannot assure you, however, that these efforts to protect Infoseek from security intrusions will be successful. Infoseek and its contractors store and transmit confidential information, such as computer software or credit card numbers. Infoseek could be held liable for lost or stolen data. If data is lost or stolen, Infoseek may be sued by the owners of the lost or stolen data or by other entities who rely on the data.

Although Infoseek has agreements which are designed to limit Infoseek's liability for losses, these agreements may not be enforceable. Even if they are, the agreements may not be successful in limiting Infoseek's liability. Also, Infoseek may not be able to negotiate these agreements with all parties.

Infoseek does not have insurance against these security risks, although it does have standard business interruption and crime insurance which might cover certain losses. If Infoseek's revenue from electronic commerce increases substantially, Infoseek will consider buying additional insurance. However, if Infoseek does not or cannot obtain adequate insurance at that time, large or repeated security breaches into Infoseek's systems could seriously harm Infoseek's business, results of operations and financial condition.

Infoseek has agreements and expects to enter into other agreements with third parties where Infoseek is entitled to receive part of the revenues received by these third parties from the purchase of goods and services by users referred from Infoseek's products and services. Infoseek may also directly sell goods and services on the Internet. These arrangements may expose Infoseek to additional risks and uncertainties, including potential liabilities to consumers of such products and services.

YEAR 2000 COMPLIANCE

Infoseek is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Virtually every computer operation will be affected by the "year 2000 problem." Many computer systems only provide for a two digit date and therefore will not properly recognize dates when the year changes from 1999 ("99" in most systems) to 2000, since the system may recognize the year as 1900 instead of 2000. Computer systems that do not properly recognize the year 2000 could generate incorrect data or cause a system to fail.

Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem. Infoseek is working with its major computer system vendors, data feed and software vendors to determine if they are prepared for the year 2000. Based on Infoseek's internal review and discussions with these vendors, Infoseek currently believes that its internal systems are year 2000 compliant (with the exception of three systems, which are scheduled to be replaced as part of a regular upgrade program prior to the end of 1999 and are not material to Infoseek's operations). Infoseek does not expect to incur significant expenses or to have to purchase additional computer systems to avoid the year 2000 problem, for either Infoseek's internal information technology systems or Infoseek's products and services.

Despite Infoseek's review, the effects of the year 2000 problem are still very uncertain. Infoseek cannot assure you that its vendors' representations are accurate. Infoseek has also not investigated year 2000 compliance by third parties who are not vendors of Infoseek. Infoseek has no control over these third parties' compliance. For example, if a link on GO Network or the Infoseek search service points to a website which is not year 2000 compliant, that link may not be available to users and therefore the Infoseek services will offer fewer features. If many linked sites do not work, the value of user traffic and advertising on Infoseek's websites could materially decrease.

If Infoseek or any of its viewers, customers, linked sites, advertisers, vendors or other third parties are not year 2000 compliant, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

MANAGEMENT OF GROWTH

Infoseek has experienced, and may continue to experience, rapid growth. In order to take advantage of market opportunities, Infoseek may be required to expand further. This growth has placed, and could continue to place, a significant strain on Infoseek's limited personnel and other resources. Competition for engineering, sales and marketing personnel is intense. Infoseek cannot assure you that it will be successful in attracting and retaining such personnel. Infoseek may not be able to manage such growth effectively.

In order to succeed, Infoseek must continue to:

  . Invest in and improve operational, financial and management information systems. These systems are necessary to support increased accounting and management. The upgrade and installation of these systems, which is expected to be completed by the middle of 1999, will affect almost all parts of Infoseek's operations such as planning, advertising sales, management, finance and accounting.

  . Enhance its advertising inventory management analysis system. This system will provide enhanced internal reporting and customer feedback on advertising, and is discussed further under "--Limited Computer Systems Capacity and Risks of System Failure; Reliance on Advertising Management System" and "Infoseek Business--Technology."

  . Hire, train, motivate and manage its employees. So far, Infoseek has experienced difficulty in hiring and retaining enough personnel to support the growth of Infoseek's business.

  . Maintain relationships with various partners, advertising customers, advertising agencies, Internet sites and services, Internet service providers and other third parties. Infoseek must manage and strengthen its strategic relationships with various third parties, including Microsoft, WebTV, Disney, ESPN and ABC. See "--Dependence on Third Party Relationships, Advertising Relationships and Joint Ventures," "--Risks Regarding Development, Launch and Acceptance of GO Network" and "-- Uncertainties Regarding Integration of Operations."

  . Retain control by management over the operations and strategic direction of Infoseek in a rapidly changing environment. Management must continue to locate new business activities and direct Infoseek's resources to these activities. See "--Dependence on Key Personnel."

  . Develop Expanded Electronic Commerce Capabilities. Infoseek must significantly expand its ability to provide electronic commerce, including creating an infrastructure for electronic transactions, security, delivery and financial reporting for electronic commerce.

If Infoseek does not successfully improve its systems or is not able to attract and keep personnel, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed. Furthermore, if Infoseek does not maintain its many business relationships or management or does not maintain control over growth, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed. Infoseek may experience problems, delays or unanticipated additional costs in addressing these concerns or in the use of existing systems. If any of these problems occur, Infoseek could suffer serious harm to its business, results of operations, financial condition and prospects, particularly in the period or periods in which these changes occur.

LIMITED COMPUTER SYSTEMS CAPACITY AND RISKS OF SYSTEM FAILURE; RELIANCE ON ADVERTISING MANAGEMENT SYSTEM

A large part of Infoseek's strategy is to attract a large number of users to its products and services. In order for Infoseek to be successful at this strategy, Infoseek's products and services must perform well. If not, Infoseek will not establish a strong reputation or attract advertisers and users.

Infoseek relies on computer, network and telecommunications systems to provide its products and services. Such systems:

  . May fail to operate correctly

  . May be strained by too many users or demands

  . May be damaged by earthquakes, fires, floods, wind storms, power loss, lightning, electrical and telecommunication failures or similar events

  . May be damaged through physical or electronic break-ins or computer viruses

If Infoseek's systems, the majority of which are located in Sunnyvale, California, and Bellevue and Seattle, Washington, fail or function poorly for any of these reasons or other reasons, these interruptions would result in less traffic to Infoseek's services. If the interruptions continue, they could reduce the number of users of and advertisers on Infoseek's products and services. Infoseek does not maintain a comprehensive disaster recovery plan and does not have redundant systems for each of its services.

Although Infoseek has insurance for fires, floods, earthquakes (and, for the systems in Washington, wind storms) and general business interruptions, the amount of coverage may not be adequate to cover all losses which could occur. If losses occur from failures of Infoseek systems and insurance does not fully cover such losses, they could seriously harm Infoseek's business, results of operations, financial condition and prospects.

Infoseek also depends on Web browser makers and Internet and online service providers. Infoseek's viewers have experienced and may in the future experience difficulties due to incompatibilities or other problems. Infoseek cannot control these Web browser makers and online services providers and cannot predict when these incompatibilities or problems will occur. Infoseek also depends on computer hardware suppliers to promptly deliver, install and service its servers and other equipment and services used to provide Infoseek's products and services. If Infoseek's access to the Internet or computer systems fail, it could result in serious harm to Infoseek's business, results of operations, financial condition and prospects.

In order to generate revenues, Infoseek must manage the advertising on its large, high traffic websites. Infoseek relies on internal advertising inventory management and analysis systems to provide internal reporting and customer feedback on advertising. Infoseek is currently evaluating Starwave's system. If Infoseek has serious difficulties in utilizing Starwave's system, Infoseek will need to devote more resources to enhance the system currently in use.

If Infoseek fails to properly display advertising because of problems with its advertising management system or other technical problems, Infoseek would be required to deliver additional advertising displays which otherwise could have been sold to other advertisers. Significant amounts of these "make good" obligations could result in serious harm to Infoseek's business, results of operations, financial condition and prospects.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

As part of its business strategy, Infoseek has begun to expand its products and services into international markets and is exploring further opportunities to expand internationally. Infoseek believes that international expansion is important to Infoseek's growth. In marketing its products and services internationally, however, Infoseek faces new competitors. In addition, in order to be successful in international markets, Infoseek must create localized versions of its products and services.

Infoseek may not be successful in creating localized versions of its products and services or marketing or distributing its products abroad. Even if Infoseek is successful, its international revenues may not be adequate to offset the expense of establishing and maintaining international operations. To date, Infoseek has limited experience in marketing and distributing its products and services internationally. Further, in addition to the uncertainty of Infoseek's ability to establish an international presence, there are difficulties and risks inherent in doing business internationally, such as:

  . compliance with regulatory requirements and changes in these requirements

  . export restrictions

  . export controls relating to technology

  . tariffs and other trade barriers

  . difficulty in protection of intellectual property rights

  . difficulties in staffing and managing international operations

  . longer payment cycles

  . problems in collecting accounts receivable

  . political instability

  . fluctuations in currency exchange rates

  . potentially adverse tax consequences

Any one or more of these factors could prevent Infoseek from being successful in international markets. If Infoseek fails to be successful in international markets, it could seriously harm Infoseek's business, results of operations, financial condition and prospects.

If in the future Infoseek derives a large portion of its revenues from international operations, changes in currency exchange rates will expose Infoseek to more risk. If and when Infoseek derives a large portion of its revenues from international expansion, it will determine whether to engage in a hedging strategy to minimize the risks of currency fluctuations.

DEPENDENCE ON KEY PERSONNEL

Infoseek's ability to generate revenues and profits depends upon its senior management team. Infoseek depends upon its Chairman of the Board, Steven Kirsch, who is very involved in Infoseek's research and development efforts, Harry Motro, its Chief Executive Officer, Les Wright, its Chief Operating Officer and Chief Financial Officer, and Patrick Naughton, its Chief Technical Officer. Infoseek also depends on many other employees, such as employees with writing, editing, sales, management, marketing or technical ability. Employees with these skills are difficult to find, and competition for these employees is intense. If Infoseek were unable to attract and retain these key and other skilled employees, its business, results of operations, financial condition and prospects would be seriously harmed.

INTELLECTUAL PROPERTY

Infoseek's success depends heavily upon its exclusive technology, brand names and Internet locations ("domain names"). To protect its rights to its software, systems, documentation and product features, Infoseek currently relies on a combination of:

  . patent, copyright and trademark and service mark laws

  . trade secret laws

  . confidentiality procedures, and

  . contractual provisions

These methods of protection may not be adequate to protect against others using Infoseek's technology, brand names and content. Accordingly, Infoseek cannot assure you that it will be able to maintain the goodwill associated with its products and services or competitive features.

Infoseek and its subsidiaries hold three United States patents and currently have 15 U.S. patent applications pending and six foreign patent applications pending. Infoseek has registered and applied for registration for certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Infoseek generally enters into confidentiality agreements with its employees and with its consultants and customers.

Despite these measures, Infoseek may not be able to protect its intellectual property. Infoseek may not be able to protect its technology because:

  . Pending and new patent applications and trademark registrations may not be approved

  . Even if issued, new patents and trademark registration may be challenged, invalidated or designed around

  . Infoseek's new products or technologies may not be patentable

  . Time-consuming and costly litigation may be necessary to protect
    Infoseek's proprietary technologies

  . Policing unauthorized use of Infoseek's intellectual property is difficult and expensive, particularly given the global nature of the Internet and the ease of digital copying

  . The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States

  . There can be no assurance that Infoseek's means of protecting its proprietary rights will be adequate or that Infoseek's competitors will not independently develop similar technology, duplicate Infoseek's products or design around patents issued to Infoseek or other intellectual property rights of Infoseek

The application of copyright and trademark laws to the Internet and other digital media is very uncertain. There has been a substantial amount of litigation in the technology industry regarding intellectual property rights.

Further, Infoseek may not be able to use its intellectual property or further develop its business because of third parties. Third parties:

  . may bring claims of patent, copyright or trademark infringement against Infoseek

  . may obtain patents or other intellectual property rights which may limit
    Infoseek's ability to do business or require Infoseek to license or cross-license technology

  . may claim Infoseek has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights

  . may bring costly, time consuming lawsuits which divert management attention, require Infoseek to enter into costly royalty or licensing arrangements or prevent Infoseek from using important technologies or methods

Infoseek is aware of a number of issued patents which cover interactive programming, Internet programming and techniques, and electronic commerce. For example, Infoseek is aware of a U.S. patent recently issued to Carnegie Mellon related to Web spider technology. This patent has been licensed to Lycos and is currently used in the Lycos search engine. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that its products and services do not infringe the Carnegie Mellon patent, Infoseek cannot assure you it would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Infoseek expects patent infringement regarding Internet technologies to increase as the number of products and competitors in this market grows and as new patents are issued. Infoseek expects that patents, particularly in the areas of real-time or "streaming" audio and video, online commerce and "digital cash," and other technologies may issue in the future. Some of these technologies may be considered to be critical to long-term success in the Internet marketplace. Infoseek has also from time to time received informal notices from copyright and trademark holders regarding use of music, images and websites in their services.

Infoseek cannot assure you that it can adequately protect its intellectual property. If Infoseek fails to protect its intellectual property, it could suffer serious harm to its business, results of operations or prospects. Infoseek also cannot assure you that third parties will not in the future claim infringement by Infoseek with respect to Infoseek's current or future products. Any such claims or counterclaims could (i) be time-consuming, (ii) result in costly litigation, (iii) cause product release delays, (iv) require Infoseek to redesign its products or (v) require Infoseek to enter into royalty or licensing agreements. These claims of infringement, whether successful or not, could seriously harm Infoseek's business, results of operations or prospects.

RISKS OF GOVERNMENT REGULATION AND CHANGING LAWS

No government entity directly regulates Infoseek. Infoseek is, however, subject to those general laws and regulations that apply to all businesses. At present, there are few laws or regulations that apply to access to or commerce on the Internet. However, proposals for regulation are presented to federal, state, and foreign governments frequently. Laws or regulations may be passed regarding the Internet on such issues as:

  . user privacy (including sending of unsolicited e-mail, or "spamming")

  . consumer protection for products and services

  . media regulation, such as libel and obscenity

  . intellectual property

  . liability of Internet service providers

In addition, courts are still determining how existing laws regarding property, copyrights, trade secrets, libel and defamation, and privacy apply to the Internet.

If these new laws or regulations are adopted or if courts apply or expand existing laws in Internet cases, Internet use may decrease. This could in turn decrease the demand for Infoseek's products and services or increase Infoseek's cost of doing business. These effects or other effects of new laws and regulations could seriously harm Infoseek's business, results of operations, financial condition and prospects.

Infoseek may also face claims because materials may be downloaded through its online or Internet services and then distributed to others. Some of Infoseek's products and services, such as chat rooms, messaging, and hosted Web pages, contain content provided by users. Infoseek has little control over these users' content. Claims might be made against Infoseek under a variety of media and intellectual property laws for the nature, content, publication and distribution of its materials or its user materials. For example, Infoseek might be subject to claims of copyright or trademark infringement, obscenity, or libel brought against it for content that appears on its site. These types of claims have been brought against online service providers in the past, some of which have been successful.

Infoseek provides a variety of third-party information through its services. For example, Infoseek's service provides news, stock quotes, analyst estimates or other stock trading information. If this information contains errors, Infoseek could be sued for losses suffered by users who relied on the information. Infoseek expects to offer Web-based e-mail services in the near future. E-mail may further expose Infoseek to potential risks. For example, Infoseek may be subject to claims or liabilities from spamming, lost or incorrectly delivered messages, use of e-mail for illegal purposes or fraud, harassment or interruptions or delays in e-mail service.

Although Infoseek carries general liability insurance, such insurance may not cover all claims or may not be sufficient to reimburse Infoseek for all liabilities that may occur.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (a)  FINANCIAL STATEMENTS

     Set forth below are the financial statements of Infoseek California and Starwave, as well as ABCNews/Starwave Partners d/b/a ABC Internet Ventures and ESPN/Starwave d/b/a ESPN Internet Ventures, partnerships in which a subsidiary of Starwave is a partner.

                              INFOSEEK CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP................................................. 28
Consolidated Balance Sheets................................................. 29
Consolidated Statements of Operations ...................................... 30
Consolidated Statements of Cash Flows ...................................... 31
Consolidated Statements of Shareholders' Equity ............................ 32
Notes to Consolidated Financial Statements.................................. 33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Infoseek Corporation

We have audited the accompanying consolidated balance sheets of Infoseek Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Infoseek Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

San Jose, California
January 16, 1998,
except for Note 8, as to which the date is February 12, 1998 and Note 2, as to which the date is April 17, 1998

                              INFOSEEK CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            DECEMBER 31,
                                          ------------------   SEPTEMBER 30,
                                            1997      1996         1998
                                          --------  --------  ---------------
                 ASSETS
                 ------                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents.............. $  3,323  $  3,786   $  6,801
  Short-term investments.................   28,116    42,867     47,740
  Accounts receivable, less allowance for
   doubtful accounts of $1,675 in 1998,
   $980 in 1997, and $350 in 1996........    6,921     2,428      7,619
  Prepaid to service providers...........      --        --       5,838
  Other current assets...................      648       371        998
                                          --------  --------   --------
    Total current assets.................   39,008    49,452     68,996
Property and equipment:
  Computer and office equipment..........   16,525     9,651     24,958
  Furniture and fixtures.................      935       307      1,546
  Leasehold improvements.................    1,323       108      2,153
                                          --------  --------   --------
                                            18,783    10,066     28,657
  Less accumulated depreciation and
   amortization..........................    8,295     2,479     13,480
                                          --------  --------   --------
Net property and equipment...............   10,488     7,587     15,177
Direct acquisition costs.................      --        --       2,825
Deposits and other assets................    1,993     1,293      3,315
                                          --------  --------   --------
    Total assets......................... $ 51,489  $ 58,332   $ 90,313
                                          ========  ========   ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------
Current liabilities:
  Accounts payable....................... $  4,861  $  3,269   $  6,717
  Accrued payroll and related expenses...    1,630     1,362      2,191
  Accrued liabilities to service
   providers.............................    4,221       --       1,558
  Other accrued liabilities..............    2,262     1,070      2,418
  Deferred revenue.......................    2,564       760      4,789
  Accrued restructuring and other
   charges...............................    1,877       --         --
  Short-term obligations.................    2,575       994      2,683
  Short-term portion of capital lease
   obligations...........................      --        --         259
                                          --------  --------   --------
    Total current liabilities............   19,990     7,455     20,615
Long-term obligations....................    4,493     1,892      2,668
Long-term portion of capital lease
 obligations.............................      --        --         313
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value:
  Authorized shares--5,000,000
  No shares issued and outstanding.......      --        --         --
Common stock, no par value:
  Authorized shares--60,000,000
  Issued and outstanding shares--
   31,508,000 in 1998, 27,534,000 in
   1997, and 25,691,000 in 1996..........   76,000    73,754    121,292
Accumulated deficit......................  (48,030)  (20,771)   (53,724)
Deferred compensation....................     (753)   (3,546)      (717)
Notes receivable from shareholders.......     (211)     (452)      (134)
                                          --------  --------   --------
    Total shareholders' equity...........   27,006    48,985     66,717
                                          --------  --------   --------
    Total liabilities and shareholders'
     equity.............................. $ 51,489  $ 58,332   $ 90,313
                                          ========  ========   ========

                            See accompanying notes.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                              ---------------------------  -------------------
                                1997      1996     1995      1998      1997
                              --------  --------  -------  --------  ---------
                                                              (UNAUDITED)
REVENUES:
  Advertising revenues....... $ 32,941  $ 15,095  $ 1,032  $ 45,044  $  21,062
  Software licensing
   revenues..................    2,141       --       --      5,671      1,345
                              --------  --------  -------  --------  ---------
    Total revenues...........   35,082    15,095    1,032    50,715     22,407

COSTS AND EXPENSES
  Hosting, content and
   website costs.............    6,319     3,194      614     7,956      4,397
  Research and development...    7,900     4,550    1,175     7,432      5,879
  Sales and marketing........   34,320    20,455    1,488    35,144     22,520
  General and
   administrative............    7,042     4,177    1,148     7,876      5,242
  Restructuring and other
   charges...................    7,349       --       --        --       7,349
                              --------  --------  -------  --------  ---------
    Total costs and
     expenses................   62,930    32,376    4,425    58,408     45,387
                              --------  --------  -------  --------  ---------
Operating loss...............  (27,848)  (17,281)  (3,393)   (7,693)   (22,980)

INTEREST INCOME (EXPENSE)
  Interest income............    1,943     1,771      115     2,516      1,502
  Interest expense...........     (657)     (428)     (18)     (517)      (436)
                              --------  --------  -------  --------  ---------
                                 1,286     1,343       97     1,999      1,066
                              --------  --------  -------  --------  ---------
NET LOSS..................... $(26,562) $(15,938) $(3,296) $ (5,694) $ (21,914)
                              ========  ========  =======  ========  =========
Basic and diluted net loss
 per share................... $  (1.00) $  (0.72) $ (0.21) $  (0.19) $   (0.83)
Shares used in computing
 basic and diluted net loss
 per share (pro forma in
 1995).......................   26,627    22,120   15,535    30,512     26,270



                            See accompanying notes.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                      YEARS ENDED           NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                               ---------------------------  -------------------
                                 1997      1996     1995      1998       1997
                               --------  --------  -------  ---------  --------
                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................  $(26,562) $(15,938) $(3,296) $  (5,694) $(21,914)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
 Depreciation and
  amortization...............     4,849     2,157      438      5,185     3,920
 Provision for doubtful
  accounts...................       930       651       42      1,045       242
 Writedown of restructure
  related assets.............     2,080       --       --         --        --
 Amortization of unearned
  compensation related to
  stock options..............       832     1,347       44        314       717
 Amortization of warrants
  issued in connection with
  term loan..................       --        --        21        --        --
 Fair value assigned to
  services provided by
  Netscape...................       --        --       200        --        --
Changes in operating assets
 and liabilities
 Accounts receivable.........    (5,420)   (2,580)    (541)    (1,743)   (2,070)
 Other current assets........      (211)     (260)     (92)      (350)     (186)
 Prepaid to service
  providers..................       --        --       --      (5,838)      --
 Deposits and other current
  assets.....................    (1,490)      --       --      (1,322)     (898)
 Direct acquisition costs....       --        --       --      (2,825)      --
 Accounts payable............     1,491     2,047    1,211      1,856    (1,219)
 Accrued payroll and related
  expenses...................       253     1,291       67        561      (237)
 Accrued liabilities to
  service providers..........     4,221       --       --      (2,663)    2,357
 Other accrued liabilities...     1,192       457      498        156       229
 Deferred revenue............     1,804       760      --       2,225       854
 Accrued restructuring and
  other charges..............     1,877       --       --      (1,877)    2,904
                               --------  --------  -------  ---------  --------
 Net cash used in operating
  activities.................   (14,154)  (10,068)  (1,408)   (10,970)  (15,301)
INVESTING ACTIVITIES
Purchases of available-for-
 sale investments............   (44,769)  (92,966)  (2,483)  (147,907)  (29,667)
Proceeds from sales of
 available-for-sale
 investments.................    59,520    50,596    1,986    128,283    44,428
Issuance of notes
 receivable..................      (950)     (600)     --         --        --
Purchase of property and
 equipment...................    (7,597)   (6,857)  (2,829)    (9,170)   (7,479)
                               --------  --------  -------  ---------  --------
 Net cash provided by (used
  in) investing activities...     6,204   (49,827)  (3,326)   (28,794)    7,282
FINANCING ACTIVITIES
Proceeds from term loan......     5,265     2,573      967        133     5,000
Repayments of term loan......    (1,082)     (763)    (100)    (1,850)     (815)
Principal payments on capital
 leases......................       --        --       --        (132)      --
Proceeds from issuance of
 convertible debt............       305       --       --         --        --
Payment of deposit...........       --       (693)     --         --        --
Proceeds from sale of
 convertible preferred stock,
 net of issuance costs.......       --     17,619    4,430        --        --
Proceeds from sale of common
 stock, net of issuance
 costs.......................     1,217    43,785      --      43,015       972
Proceeds from the exercise of
 stock options...............     1,183         6      --       1,520     1,018
Proceeds from employee stock
 purchase plan...............       295       --       --         479       295
Proceeds from repayment of
 notes receivable from
 shareholders................       302        28      --          77       302
Repurchase of common stock...       --         (3)      (2)       --        --
                               --------  --------  -------  ---------  --------
 Net cash provided by
  financing activities.......     7,485    62,552    5,295     43,242     6,772
                               --------  --------  -------  ---------  --------
Net Increase (decrease) in
 cash and cash equivalents...      (465)    2,657      561      3,478    (1,247)
Cash and cash equivalents at
 beginning of period.........     3,788     1,129      568      3,323     3,788
                               --------  --------  -------  ---------  --------
Cash and cash equivalents at
 end of period...............  $  3,323  $  3,786  $ 1,129  $   6,801  $  2,541
                               ========  ========  =======  =========  ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Unearned compensation related to stock options amounted to $440,000, $3,102,000 and $2,124,000 for the years ended December 31, 1997, 1996 and
1995, respectively, and $352,000 (unaudited) and none (unaudited) for the nine months ended September 30, 1998 and 1997, respectively. Cash paid for interest expense amounted to $657,000, $428,000 and $18,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $517,000 (unaudited) and $436,000
(unaudited) for the nine months ended September 30, 1998 and 1997, respectively. Assets acquired under capital leases totaled $704,000 and none (unaudited) for the nine months ended September 30, 1998 and 1997, respectively (none for the years ended December 31, 1997, 1996 and 1995).

                            See accompanying notes.

                              INFOSEEK CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                            CONVERTIBLE                                                    NOTES
                          PREFERRED STOCK     COMMON STOCK                               RECEIVABLE      TOTAL
                          -----------------  ----------------  ACCUMULATED   DEFERRED       FROM     SHAREHOLDERS'
                          SHARES    AMOUNT   SHARES   AMOUNT     DEFICIT   COMPENSATION SHAREHOLDERS    EQUITY
                          -------  --------  ------  --------  ----------- ------------ ------------ -------------
BALANCE AT DECEMBER 31,
 1994...................    9,421  $  2,020   3,783  $     38   $ (1,537)    $   --        $ --        $    521
Issuance of Series A
 preferred stock for
 purchased technology...      559       224     --        --         --          --          --             224
Repurchase of common
 stock from founder.....      --        --     (155)       (2)       --          --          --              (2)
Issuance of Series C
 convertible preferred
 stock for cash, net of
 issuance costs.........    5,600     4,430     --        --         --          --          --           4,430
Issuance of warrants for
 shares of series C
 convertible preferred
 stock..................      --         21     --        --         --          --          --              21
Issuance of common stock
 to employee for note
 receivable.............      --        --      372        50        --          --          (50)           --
Unearned compensation
 related to stock
 options................      --        --      --      2,124        --       (2,124)        --             --
Amortization of unearned
 compensation related to
 stock options..........      --        --      --        --         --           44         --              44
Fair value assigned to
 services provided by
 Netscape...............      --        --      --        200        --          --          --             200
Net loss and
 comprehensive net
 loss...................      --        --      --        --      (3,296)        --          --          (3,296)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1995...................   15,580     6,695   4,000     2,410     (4,833)     (2,080)        (50)         2,142
Cancellation of
 convertible preferred
 stock issued for
 purchased technology...     (280)      --      --        --         --          --          --             --
Unearned compensation
 related to stock
 options................      --        --      --      3,102        --       (3,102)        --             --
Amortization of unearned
 compensation...........      --        --      --        --         --        1,346         --           1,346
Issuance of convertible
 preferred stock for
 cash, net of issuance
 costs..................    2,267    17,619     --        --         --          --          --          17,619
Repurchases of common
 stock..................      --        --     (325)       (3)       --          --          --              (3)
Issuance of common stock
 to officers............      --        --      787       910        --          --         (610)           300
Cancellation of note
 receivable and
 repurchase of shares...      --        --     (365)     (470)       --          290         180            --
Payment on shareholders'
 notes receivable.......      --        --      --        --         --          --           28             28
Conversion of
 convertible preferred
 stock into common stock
 upon the initial public
 offering...............  (17,567)  (24,314) 17,567    24,314        --          --          --             --
Issuance of common stock
 in connection with
 initial public
 offering, net of
 issuance costs.........      --        --    3,973    43,485        --          --          --          43,485
Exercise of common stock
 options................      --        --       54         6        --          --          --               6
Net loss and
 comprehensive net
 loss...................      --        --      --        --     (15,938)        --          --         (15,938)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1996...................      --        --   25,691    73,754    (20,771)     (3,546)       (452)        48,985
Issuance of common stock
 and activity from
 merger with WebChat
 Communications, Inc....      --        --      167       571       (697)        --          --            (126)
Issuance of common stock
 for cash...............      --        --       58     1,217        --          --          --           1,217
Unearned compensation
 related to stock
 options................      --        --      --        440        --         (440)        --             --
Amortization of unearned
 compensation...........      --        --      --        --         --          832         --             832
Reversal of unearned
 compensation...........      --        --      --     (2,071)       --        2,071         --             --
Writeoff deferred
 compensation related to
 restructure............      --        --      --        --         --          330         --             330
Repurchases of common
 stock..................      --        --      (27)      --         --          --          --             --
Issuance of common stock
 for notes receivable...      --        --       38        61        --          --          (61)           --
Payment on shareholders'
 notes receivable.......      --        --      --        --         --          --          302            302
Conversion of debt into
 common stock...........      --        --       27       550        --          --          --             550
Exercise of common stock
 options................      --        --    1,445     1,183        --          --          --           1,183
Issuance of common stock
 through employee stock
 purchase plan..........      --        --       44       295        --          --          --             295
Issuance of common stock
 from exercise of
 warrants...............      --        --       91       --         --          --          --             --
Net loss and
 comprehensive net
 loss...................      --        --      --        --     (26,562)        --          --         (26,562)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1997...................      --        --   27,534    76,000    (48,030)       (753)       (211)        27,006
Unearned compensation
 related to stock
 options (unaudited)....      --        --      --        352        --         (352)        --             --
Amortization of unearned
 compensation
 (unaudited)............      --        --      --        --         --          314         --             314
Reversal of unearned
 compensation
 (unaudited)............      --        --      --        (74)       --           74         --             --
Payment on shareholders'
 notes receivable
 (unaudited)............      --        --      --        --         --          --           77             77
Exercise of common stock
 options (unaudited)....      --        --      480     1,520        --          --          --           1,520
Issuance of common stock
 through employee stock
 purchase plan
 (unaudited)............      --        --       44       479        --          --          --             479
Issuance of common stock
 in connection with
 follow-on public
 offering, net of
 issuance costs
 (unaudited)............      --        --    3,450    43,015        --          --          --          43,015
Net loss and
 comprehensive net loss
 (unaudited)............      --        --      --        --      (5,694)        --          --          (5,694)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT SEPTEMBER 30,
 1998 (UNAUDITED).......      --   $    --   31,508  $121,292   $(53,724)    $  (717)      $(134)      $ 66,717
                          =======  ========  ======  ========   ========     =======       =====       ========

                            See accompanying notes.

                              INFOSEEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization--Infoseek Corporation, (the "Company"), provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interest and facilitates the purchase of related goods and services. The Company conducts its business predominantly within one industry segment.

Basis of Presentation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated. As more fully described in Note 2, a wholly owned subsidiary of the Company merged with WebChat Communications, Inc. ("WebChat") in April 1998 in a pooling of interests transaction. The consolidated financial statements for 1997 have been restated to include the financial position, results of operations and cash flows of WebChat. Prior to 1997, these amounts for WebChat were not significant compared to those of the Company and accordingly, the Company's previously issued financial statements were not restated. An adjustment was made to the beginning 1997 common stock and accumulated deficit as a result of not restating the Company's financial statements prior to 1997.

Unaudited Interim Financial Information--The accompanying consolidated financial statements at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended September 30, 1998 are not necessarily indicative of results for the entire fiscal year or future periods.

Cash and Cash Equivalents--The Company considers all highly liquid debt instruments which are purchased with a maturity of three months or less to be cash equivalents.

Short-Term Investments--The Company accounts for investments in accordance with Financial Accounting Standards Board, Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's short-term investments, which consist primarily of commercial paper and government agency notes with maturities of one year or less, are classified as available-for-sale and are carried at amortized cost which approximates fair market value. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as

                             INFOSEEK CORPORATION

       (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

well as any interest on the securities, is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income (expense). The cost of securities sold is based on the specific identification method. The Company had no investments in equity securities at September 30, 1998 and December 31, 1997 and 1996.

Property and Equipment--Property and equipment are carried at cost less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the related asset or the term of the lease.

Research and Development--Research and development expenditures are generally charged to operations as incurred. Financial Accounting Standards Board, Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In the Company's case, capitalization would begin upon completion of a working model as the Company does not prepare detail program designs as part of the development process. As of September 30, 1998 and December 31, 1997 and 1996, capitalized costs of this nature were insignificant.

Stock-Based Compensation--The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board, Statement No. 123
(SFAS No. 123) "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, with the exception of certain options granted during the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 as discussed in Note 9, no compensation expense is recognized as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Long-Lived Assets--In 1995, the Financial Accounting Standards Board released the Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS No. 121 has not had a material impact on the consolidated financial statements of the Company.

Revenue Recognition--The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions for a fixed fee. Advertising revenues are recognized ratably over the term of the contract provided that the monthly minimum impressions are met, the Company does not have any remaining significant

                             INFOSEEK CORPORATION

       (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

obligations, and collection of the resulting receivable is probable. To the extent the minimum guaranteed impressions are not met, the Company defers recognition of the revenue until guaranteed impressions levels are met.

Also included in advertising revenues is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space in other media publications or other Web sites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenue at the estimated fair value of the goods and services received and are recognized when both the Company's advertisements and the reciprocal advertisements are run, or goods or services are received. Advertising revenues recognized under these trading activities were less than 10% of total revenues for all periods presented.

In late 1997, the Company released a new version of its service which now features 18 "channels," and provides opportunities for revenue from the sale of channel sponsorships, as well as to enable the Company to share in a portion of the revenue generated by its viewers with these channel sponsors. Revenue generated by channel sponsors is included in advertising revenues and is generally recognized on a straight line basis over the term of the agreements provided that minimum impressions are met.

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, Software Revenue Recognition
("SOP 97-2"), which superseded Statement of Position 91-1, Software Revenue Recognition, and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions.

SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 ("SOP 98-4"), Deferral of the Effective Date of a Provision of SOP 97-2, which deferred for one year the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. The Company has adopted the provisions of these SOPs as of January 1, 1998.

The Company recognizes revenue allocable to software licenses and specified upgrades upon delivery of the software product or upgrade to the end user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer.

Postcontract customer support ("PCS") includes telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. In software arrangements that include rights to multiple software products, specified upgrades, PCS, and/or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each deliverable based on vendor-specific objective evidence. Revenue allocable to PCS is recognized on a straight-line basis over the period PCS is provided.

The Company derived revenues of $5,671,000 and $1,345,000 for the nine months ended September 30, 1998 and 1997, respectively, and $2,141,000 for the year ended December 31, 1997 from the licensing of its Ultraseek technology and the sale of PCS.

During 1996 and 1995, the Company also derived revenues from fees related to a premium subscription service offered to business and professional users. Revenues from this service were recognized over the period the services were provided. During the third quarter of 1996, the Company discontinued this service.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


Advertising Costs--Advertising costs are expensed as incurred. Advertising costs, which include service provider fees and reciprocal advertising amounted to $17,697,000 and $10,104,000 for the nine months ended September 30, 1998 and 1997, respectively, and were $15,104,000 and $8,523,000 for the years ended December 31, 1997 and 1996, respectively. There were no advertising costs for the year ended December 31, 1995. The Company does not incur any significant direct response advertising costs.

Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables. The Company places its cash equivalents and short-term investments with high-quality financial institutions. Through September 30, 1998 and December 31, 1997, the Company invested its excess cash in commercial paper, government agency notes and money market funds. Through September 30, 1998 and December 31, 1997, the Company operates predominantly in one business segment and sells advertising to various companies across several industries. The Company generally does not require collateral. The Company maintains allowances for credit losses, and such losses have been within management's expectations. For the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997, no customer accounted for greater than 10% of revenues. For the year ended December 31, 1996, one customer (a related party, see Note 13) accounted for 13% of revenues and for the year ended December 31, 1995, another customer accounted for 13% of revenues.

Net Loss Per Share--In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98, Earnings Per Share, in February 1998. Staff Accounting Bulletin No. 98 effected the treatment of certain stock and warrants ("cheap stock") issued within a one-year period prior to an initial public offering. Earnings per share amounts presented have been restated to conform to the requirements of SFAS No. 128 and Staff Accounting Bulletin No. 98.

Net loss per share information for 1997 has been adjusted on a retroactive basis to give effect to the merger with WebChat (see Note 2), whereby each share of WebChat was converted to 0.03 shares of Infoseek common stock. Share information for 1996 and 1995 has not been restated due to WebChat amounts being insignificant.

Pro Forma Net Loss Per Share--Pro forma net loss per share for the year ended December 31, 1995 has been computed as described above and also gives effect, even if antidilutive, to common

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

equivalent shares from preferred stock that automatically converted upon the closing of the Company's initial public offering (using the as-if-converted method).

Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Comprehensive Income--During 1998, the Company adopted the Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (SFAS No.
130). SFAS No. 130 establishes rules for reporting and displaying comprehensive income or comprehensive loss. The Company's total comprehensive net loss was the same as its net loss for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995.

New Accounting Pronouncements--In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of An Enterprise and Related Information (SFAS No. 131). SFAS No. 131 is effective for the Company for the year ended December 31, 1998 and requires the Company to use the "management approach" in disclosing segment information. The Company does not believe that the adoption of SFAS No. 131 will have a material impact on the Company's results of operations, cash flows, or financial position.

Reclassifications--Certain reclassifications, none of which affected net loss, have been made to prior year's amounts in order to conform to the current year's presentation.

2. BUSINESS COMBINATION

On April 17, 1998, the Company acquired WebChat in a tax-free reorganization in which a wholly owned subsidiary of the Company was merged directly into WebChat. The Company has exchanged approximately 316,000 shares of Infoseek Corporation common stock and has reserved approximately 11,000 shares for WebChat options assumed by the Company. Each share exchanged represents 0.03 share of common stock of the Company for each share of the common, and preferred stock of WebChat. Merger related expenses were not significant and were recorded in the second quarter of 1998. The merger has been accounted for under the pooling of interests method.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


A reconciliation of revenues and net loss of the Company, as previously reported, WebChat and combined for the year ended December 31, 1997 is as follows:

                                                               REVENUES NET LOSS
                                                               -------- --------
                                                                (IN THOUSANDS)
     Infoseek................................................. $34,603  $24,623
     WebChat..................................................     479    1,939
                                                               -------  -------
     Combined................................................. $35,082  $26,562
                                                               =======  =======

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                                                AT SEPTEMBER 30, 1998
                                      ------------------------------------------
                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED ESTIMATED
   SHORT-TERM INVESTMENTS               COST      GAINS      LOSSES   FAIR VALUE
   ----------------------             --------- ---------- ---------- ----------
                                                    (IN THOUSANDS)
   Commercial paper..................  $43,323     $  1       $ --     $43,324
   Money market fund.................    4,417      --          --       4,417
                                       -------     ----       ----     -------
     Total...........................  $47,740     $  1       $ --     $47,741
                                       =======     ====       ====     =======
                                                 AT DECEMBER 31, 1997
                                      ------------------------------------------
                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED ESTIMATED
   SHORT-TERM INVESTMENTS               COST      GAINS      LOSSES   FAIR VALUE
   ----------------------             --------- ---------- ---------- ----------
                                                    (IN THOUSANDS)
   Commercial paper..................  $23,007     $--        $--      $23,007
   Government agency notes...........    4,003        2        --        4,005
   Money market fund.................    1,106      --         --        1,106
                                       -------     ----       ----     -------
     Total...........................  $28,116     $  2       $--      $28,118
                                       =======     ====       ====     =======
                                                 AT DECEMBER 31, 1996
                                      ------------------------------------------
                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED ESTIMATED
   SHORT-TERM INVESTMENTS               COST      GAINS      LOSSES   FAIR VALUE
   ----------------------             --------- ---------- ---------- ----------
                                                    (IN THOUSANDS)
   Commercial paper..................  $27,588     $ --       $ --     $27,588
   Government agency notes...........   15,279       --         --      15,279
                                       -------     ----       ----     -------
     Total...........................  $42,867     $ --       $ --     $42,867
                                       =======     ====       ====     =======

Realized gains and losses were insignificant during the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


4. OBLIGATIONS

In March 1997, the Company entered into a four year, $5,000,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus 0.25% (8.75% at September 30, 1998 and December 31, 1997). Under the terms of the agreement, the Company grants a security interest in certain assets of the Company and must maintain financial covenants including minimum tangible net worth and others based on monthly cash balances with which the Company was in compliance as of September 30, 1998 and December 31, 1997. Under the equipment term loan facility, the Company is restricted in its ability to pay dividends. Interest only payments will be made during the first twelve months and borrowings and interest will be repaid on a straight-line basis over 36 months beginning in month thirteen of the facility. As of September 30, 1998 and December 31, 1997, there was approximately $4,345,000 and $5,000,000, outstanding against the term loan facility, respectively.

In February 1997, WebChat entered into a three and one half year $300,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus 2.5% (11% at December 31, 1997). Under the terms of the facility, WebChat grants a security interest in certain assets and is restricted in its ability to pay cash dividends. Interest-only payments will be made during the first six months and principal and interest will be repaid on a straight-line basis over 36 months beginning in month seven of the facility. The Company repaid the equipment term loan during the nine months ended September 30, 1998 and no amount was outstanding under the equipment term loan facility as of September 30, 1998. As of December 31, 1997, there was approximately $265,000 outstanding against the term loan facility.

In 1996 and 1995, the Company entered into term loan agreements with a lending institution under which the Company borrowed approximately $3,540,000 to finance the purchase of equipment. Borrowings made under the agreement are due over 37 months, bear interest which ranges from 15.80% to 16.39%, and are secured by certain assets of the Company. As of September 30, 1998, December 31, 1997 and December 31, 1996, approximately $1,006,000, $1,741,000 and
$2,886,000 were outstanding against the term loan agreements, respectively. In connection with the term loan agreements, the Company paid a cash deposit of $693,000 in 1996 to the lending institution which is included in deposits and other assets on the balance sheet.

Maturities under these agreements as of September 30, 1998 and December 31, 1997 are as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                            (IN THOUSANDS)
      1998...........................................    $1,023        $2,575
      1999...........................................     2,245         2,344
      2000...........................................     1,667         1,733
      2001...........................................       416           416
                                                         ------        ------
                                                         $5,351        $7,068
                                                         ======        ======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


5. COMMITMENTS

The Company leases its facilities under operating lease agreements which expire at various dates through 2002. Total rent expense for the nine months ended September 30, 1998 and 1997 was $2,003,000 and $866,000, respectively, and for the years ended December 31, 1997, 1996 and 1995 total rent expense was $1,397,000, $379,000 and $86,000, respectively. In January 1998, the Company signed an agreement to sublease approximately 20,500 square feet of its Sunnyvale, California facility. In connection with the sublease agreement, the Company will receive future rent payments of approximately $372,000 in 1998 and $300,000 in 1999. For the nine months ended September 30, 1998, the Company recorded sublease rental income of $279,000.

The Company leases certain equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements is included in property and equipment and aggregated $704,000 at September 30, 1998. Related accumulated amortization was $209,000 at September 30, 1998. Amortization expense related to assets under capital leases is included in depreciation expense. In addition, the capital leases are secured by the related equipment, and the Company is required to maintain liability and property damage insurance.

Future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                             SEPTEMBER 30, 1998     DECEMBER 31, 1997
                             --------------------   -----------------
                             OPERATING   CAPITAL        OPERATING
                               LEASES     LEASES         LEASES
                             ----------  --------   -----------------
                                        (IN THOUSANDS)
   1998....................   $     723   $     51       $ 2,128
   1999....................       2,720        307         2,099
   2000....................       2,366        215         2,089
   2001....................       1,950         44         1,985
   2002....................       1,589        --          1,712
                              ---------   --------       -------
   Total minimum payments..   $   9,348        617       $10,013
                              =========                  =======
   Less amount representing
    interest...............                    (45)
                                          --------
                                               572
   Less current portion....                   (259)
                                          --------
                                             $ 313
                                          ========

NETSCAPE

Historically, a large portion of the Company's traffic was derived through the Web page of Netscape Communications Corporation ("Netscape"). In March 1996, the Company entered into an agreement with Netscape, which provided that the Company would be listed as a Premier Provider on Netscape's Web page for the period from April 10, 1996 to March 31, 1997. This agreement with

                             INFOSEEK CORPORATION

       (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

Netscape provided for payments of up to an aggregate of $5,000,000 in cash and reciprocal advertising ($3,500,000 in cash and $1,500,000 in reciprocal advertising) over the course of the one-year term of the agreement. In March 1997, Infoseek renewed its agreement with Netscape under terms that extended the current contract through April 30, 1997 and thereafter provided for Infoseek to be one of four premier providers displayed on Netscape's Web page for the period of May 1, 1997 through April 30, 1998. The renewed agreement with Netscape provided for payments of up to an aggregate of $12,500,000 in cash and reciprocal advertising ($10,000,000 in cash and $2,500,000 in reciprocal advertising) over the term of the agreement.

As of June 1, 1998, the Company had entered into an one-year agreement with Netscape with terms that provide for the Company to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under terms of the agreement, the Company will receive 15% of premiere provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. The Company and Netscape subsequently renegotiated the agreement (see Note 15).

During the nine months ended September 30, 1998 and 1997, the Company recognized $6,595,000 and $5,416,000, respectively, of expense related to this agreement and for the years ended December 31, 1997 and 1996, the Company recognized $9,583,000 and $3,750,000, respectively, of expense related to this agreement. The costs of the Netscape agreement are being recognized ratably over the term of the agreement. As of September 30, 1998, the Company has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. At December 31, 1997, the Company had $7,555,000 of cash commitment remaining in connection with the agreement. At September 30, 1998 and December 31, 1997, $1,558,000 and $4,221,000 is included in accrued liabilities to service providers, respectively.

In July 1997, the Company entered into an one-year agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program. Under the terms of the agreement, the Company will provide services for 10 Netscape local Web sites. The Company's agreement with Netscape provides for payments ranging from a minimum of $666,000 ($400,000 in cash and $266,000 in reciprocal advertising) to a maximum of $1,219,000 ($677,000 in cash and $542,000 in reciprocal advertising) depending on the level of traffic delivered by Netscape. For the nine months ended September 30, 1998 and 1997, the Company incurred sales and marketing expenses of approximately $506,000 and $99,750 under this agreement, respectively. During the year ended December 31, 1997, Netscape delivered traffic at the

                             INFOSEEK CORPORATION

       (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

minimum level and as a result the Company recognized sales and marketing expenses of approximately $333,000 under this agreement. As of September 30, 1998, the Company had a cash commitment of $248,000. At December 31, 1997, the Company had a cash commitment ranging from a minimum of $74,000 to a maximum of $351,000 depending on the level of traffic delivered by Netscape in connection with this agreement. This agreement originally expired on June 30, 1998, but was subsequently extended to September 30, 1998 under similar terms.

MICROSOFT AND WEBTV NETWORKS

The Company also had an agreement with Microsoft Corporation ("Microsoft") to provide navigational services on certain Microsoft web sites through which the Company also receives traffic. In exchange for such traffic, the Company made available to Microsoft advertising space on the Infoseek service free of charge. Effective October 1, 1998, the Company terminated the agreement and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of internet products and services. Under the terms of the new twelve month Microsoft agreement, the Company is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. The Company will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement will result in amortizing the obligation over the one-year term of the agreement, beginning in the quarter ended December 31, 1998 which is the quarter that the service is launched. In connection with the agreement, the Company made a prepayment of $5,338,000 as of September 30, 1998, which is included in prepaid to service providers.

In addition, the Company recently entered into an agreement with WebTV
Networks, Inc. ("WebTV") pursuant to which the Company will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, the Company is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement which was effective on August 28, 1998, the Company is obligated to make cash payments to WebTV totaling $26,000,000, with $15,000,000 of such amount being payable in advance for the first five quarters upon mutual acceptance of the technology by both parties. The remaining $11,000,000 is being paid ratably over the last three quarters of the agreement term. Such payments by the Company are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. The Company is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of the Company's total payment obligations to WebTV under the agreement, with allocations of such revenue between the Company and WebTV being made beyond this pre-determined amount. In connection with the agreement, the Company made a prepayment of $500,000 as of September 30, 1998, which is included in prepaid to service providers.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


CONTINGENCIES

From time to time, the Company may be a party of litigation and claims incident to the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's financial position results of operations, or cash flows.

6. RESTRUCTURING AND OTHER CHARGES

During the second quarter of 1997, the Company recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to a program to discontinue certain business arrangements, which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involves cash outflows, of which $3,100,000 has been completed as of December 31, 1997. Non-cash restructuring charges of approximately $2,400,000 relate primarily to the write-down of certain non-strategic business assets. There have been no material changes to the restructuring plan or in the estimates of the restructuring costs. As of December 31, 1997, the Company has approximately $1,900,000 remaining in its restructuring reserve, which was fully utilized as of September 30, 1998.

7. SHAREHOLDERS' EQUITY

Preferred Stock--On May 15, 1996, the Board of Directors authorized 5,000,000 shares of undesignated preferred stock. In connection with this action, the Board has the authority to issue in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, without further vote or action by the shareholders. No such shares have been issued to date.

Convertible Preferred Stock--Through May of 1996, the Company issued series A, B, C, and E convertible preferred stock. A portion of the Series E convertible preferred stock was redeemable at the request of the holder. On June 11, 1996 the Company completed its initial public offering and at that time all outstanding shares of convertible preferred stock were converted into common stock on a one-for-one basis.

Common Stock--On May 15, 1996, the Company's Shareholders approved a 3-for-4 reverse stock split of the Company's preferred and common stock. All outstanding preferred, common and common equivalent shares in the accompanying financial statements have been retroactively adjusted to give effect to this reverse stock split. At the same time, the Board of Directors approved the increase of authorized common stock to 60,000,000 shares.

Founders' Common Stock--The Company has the right, at any time within sixty days after termination of a founder's employment or service, to repurchase certain common shares at the price per share paid by the founder. The Company's right to repurchase lapses with respect to 25% of the total number of shares held by the founder, commencing twelve months after purchase, and in

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

monthly increments of 2.08% of the total number of shares thereafter. There were no founders' common shares subject to repurchase as of September 30, 1998 and at December 31, 1997 and 1996 there were 7,000 and 1,101,000 founders' common shares subject to repurchase, respectively.

Shareholders' Notes Receivable--During 1997, 1996 and 1995, the Company entered into agreements with certain officers and employees to sell approximately 38,000, 412,000 and 372,000 shares, respectively, of the Company's common stock in exchange for full recourse promissory notes. The shares are subject to repurchase by the Company, and such repurchase options lapse in monthly increments of 2.08% of the total number of shares purchased. At September 30, 1998 and December 31, 1997 and 1996, there were approximately 53,000, 88,500 and 504,000 common shares, respectively, subject to repurchase by the Company.

Warrants--During 1995, in connection with an equipment financing transaction, the Company issued warrants to purchase 100,000 shares of Series C convertible preferred stock at an exercise price of $0.80 per share. These warrants are exercisable at any time through October 2000. As of December 31, 1997, all warrants had been exercised. The Company recorded additional interest expense using the minimum value method to determine the value of the warrants.

Common Stock Reserved For Future Issuance--Shares of common stock reserved for future issuance are as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                            (IN THOUSANDS)
     Preferred stock.................................     5,000         5,000
     Stock option plan...............................     6,773         5,753
     Employee stock purchase plan....................       499           143
                                                         ------        ------
                                                         12,272        10,896
                                                         ======        ======

8. FOLLOW-ON PUBLIC OFFERING

In February 1998, the Company completed a follow-on public offering of 3,450,000 shares of Common Stock and received proceeds of approximately $43,015,000 net of underwriting discounts, commissions and other offering costs.

9. STOCK OPTION/STOCK ISSUANCE PLAN

The Company's Stock Option Plan (the "Predecessor Plan") provides for the grant of incentive stock options and non statutory stock options to employees and consultants of the Company at prices ranging from 85% to 110% (depending on the type of grant) of the fair market value of the common stock on the date of grant as determined by the Board of Directors.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

In April 1996, the Board of Directors adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") which was approved by the Company's shareholders on May 15, 1996. The 1996 Plan is intended to serve as the successor equity incentive stock issuance program to the Predecessor Plan. Under the 1996 Plan, 7,225,000 shares of common stock have been authorized for issuance. In June 1998, the Company's shareholders ratified and approved to increase the number of shares available for grant by 1,500,000 to a total of 8,725,000 for the 1996 Stock Option/Stock Issuance Plan. The 1996 Plan is divided into three separate components: the Discretionary Option Grant Program under which eligible individuals may be granted options to purchase shares of common stock at an exercise price of not less than 85% of their fair market value on the grant date; the Stock Issuance Program under which eligible individuals may be issued shares of common stock directly through the purchase of such shares at a price of not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date.

The vesting and exercise provisions of the option grants are determined by the Board of Directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options expire no later than ten years from the date of grant. Options for the purchase of 1,171,000, 583,000 and 845,000 shares were exercisable as of September 30, 1998 and December 31, 1997 and 1996, respectively.

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board, Statement No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. The Company, under APB No. 25, generally does not recognize compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Through September 30, 1998 and December 31, 1997, the Company recorded aggregate deferred compensation of $6,018,000 and $5,666,000, respectively, representing the difference between the grant price and the deemed fair value of the Company's common stock granted during those periods. The amortization of deferred compensation is being charged to operations and is being amortized over the vesting period of the options, which is typically four years. For the nine months ended September 30, 1998 and 1997, amortized expenses were $314,000 and $717,000, respectively, and for the years ended December 31, 1997, 1996 and 1995, the amortized expenses were $832,000, $1,346,000 and $44,000, respectively.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of this statement. The fair value for options granted during 1997 were estimated at the date of grant using the Black-Scholes multiple option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 5.53% to 6.77%; a dividend yield of 0.0%; a volatility factor of the expected market price of the Company's common stock of .87; and a weighted-average expected life of the option of five years for officers and four years for non officers. Subsequent to the Company's initial public offering in June 1996, the fair value of options granted during the balance of 1996 were estimated with the following weighted average assumptions: risk-free interest rate ranging from 5.18% to 6.58% in 1996 and 5.34% to 7.03% in 1995; a dividend yield of 0.0%; a volatility factor of the expected market price of the Company's common stock of
 .80; and a weighted-average expected life of the option of five years for officers and four years for non officers. The fair value for options granted prior to the Company's initial public offering in June 1996 were estimated at the date of grant using the minimum value method and have a volatility factor of zero.

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                            1997      1996    1995
                                                           -------  -------  ------
                                                            (IN THOUSANDS, EXCEPT
                                                               PER SHARE DATA)
     Pro forma net loss................................. $(30,919) $(17,328) $(3,442)
     Pro forma basic and diluted net loss per share..... $  (1.16) $  (0.78) $ (0.22)

Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

In July 1997, the Board of Directors authorized the repricing of options to purchase 821,300 shares of common stock effective on July 23, 1997 to the then fair market value of $6.13 per share. Under the terms of the repricing, the repriced options maintain the same vesting and expiration terms, except they may not be exercised until January 9, 1998. Executive officers, consultants and members of the Board of Directors were not eligible to participate in the repricing.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


A summary of the Company's stock option activity and related information for the nine months ended September 30, 1998 and the years ended December 31 are as follows (amounts used in 1997 have been restated to reflect the April 17, 1998 merger with WebChat):

                                                                DECEMBER 31,
                             SEPTEMBER 30,   ---------------------------------------------------
                                  1998             1997              1996             1995
                            ---------------- ----------------- ---------------- ----------------
                                    WEIGHTED          WEIGHTED         WEIGHTED         WEIGHTED
                                    AVERAGE           AVERAGE          AVERAGE          AVERAGE
                                    EXERCISE          EXERCISE         EXERCISE         EXERCISE
                            OPTIONS  PRICE   OPTIONS   PRICE   OPTIONS  PRICE   OPTIONS  PRICE
                            ------- -------- -------  -------- ------- -------- ------- --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA )
   Outstanding--beginning
    of period..............  4,158   $ 4.92   4,921    $2.10    3,074   $0.13      165   $0.07
     Granted...............  2,451   $20.41   4,418    $6.61    2,851   $3.98    3,438   $0.13
     Exercised.............   (480)  $ 3.17  (1,456)   $0.79      (54)  $0.11      --    $ --
     Canceled..............   (337)  $13.81  (3,725)   $4.79     (957)  $1.51     (529)  $0.11
                             -----           ------             -----            -----
   Outstanding--end of
    period.................  5,792   $11.12   4,158    $4.92    4,914   $2.10    3,074   $0.13
                             =====           ======             =====            =====
   Exercisable at end of
    period.................  1,171   $ 3.99     583    $2.63      845   $0.35      155   $0.13
   Weighted average fair
    value of options
    granted during the
    period.................                            $4.48            $3.79            $0.40

Outstanding and Exercisable By Price Range as of December 31, 1997:

                                     OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                              ---------------------------------- -----------------------------------------------
                                   NUMBER       WEIGHTED AVERAGE    WEIGHTED         NUMBER          WEIGHTED
                              OUTSTANDING AS OF    REMAINING        AVERAGE     EXERCISABLE AS OF    AVERAGE
   RANGE OF EXERCISE PRICES   DECEMBER 31, 1997 CONTRACTUAL LIFE EXERCISE PRICE DECEMBER 31, 1997 EXERCISE PRICE
   ------------------------   ----------------- ---------------- -------------- ----------------- --------------
                               (IN THOUSANDS)        (YEARS)                      (IN THOUSANDS)
   $ 0.00-$ 5.00...........         2,724             7.9            $ 3.47            386            $0.51
   $ 5.01-$10.00...........         1,018             7.5            $ 6.64            197            $6.77
   $10.01-$15.00...........           416             9.8            $10.26            --               --
                                    -----                                              ---
                                    4,158             8.0            $ 2.10            583            $2.63
                                    =====                                              ===

10. EMPLOYEE STOCK PURCHASE PLAN

In April 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is designed to allow eligible employees of the Company to purchase shares of common stock at semiannual intervals through their periodic payroll deductions. An aggregate of 187,500 shares of common stock were originally reserved for the Purchase Plan. In June 1998, the Company's shareholders increased the number of shares reserved by 400,000 to a total of 587,500, of which 88,866 and 44,443 had been issued through September 30, 1998 and December 31, 1997, respectively. The Purchase Plan is implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can have up to 10% (up to a maximum of 1,000 shares per year) of their base salary deducted that is to be used to purchase shares of the

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

common stock on specific dates determined by the Board of Directors. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Company does not recognize compensation cost related to employee purchase rights under the Plan. To comply with the pro forma reporting requirements of SFAS No. 123, compensation cost is estimated for the fair value of the employees' purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 1997: a risk free interest rate of 6.0%; dividend yield of 0.0%; expected volatility factor of .87; an expected life of six months; and for those granted in 1996: a risk free interest rate of 5.0%; dividend yield of 0.0%; expected volatility factor of .80; an expected life of six months. The weighted average estimated fair value of the Purchase Plan shares granted in 1997 was $4.05.

11. INCOME TAXES

Due to the Company's loss position, there was no provision for income taxes for any period presented.

As of December 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $45,000,000 and $29,500,000, respectively. The federal net operating loss carryforwards will expire in the years 2009 through 2012, and the state net operating loss carryforwards will expire in the years 1999 through 2002. The Company has federal and state research and experimentation credits of approximately $300,000 each, that will expire in the years 2009 through 2012. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets consisted of the following at:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              --------  -------
                                                               (IN THOUSANDS)
   Deferred tax assets:
     Net operating losses.................................... $ 17,448  $ 7,500
     Research credit carryforwards...........................      406      200
     Accrued royalties.......................................       37       60
     Other individually immaterial items.....................    1,654      340
                                                              --------  -------
       Total deferred tax assets.............................   19,545    8,100
     Valuation allowance.....................................  (19,545)  (8,100)
                                                              --------  -------
       Total net deferred tax assets......................... $    --   $   --
                                                              ========  =======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


The change in the valuation allowance was a net increase of approximately $6,409,000 and $1,030,000 for the years ended December 31, 1996 and 1995, respectively.

12. EMPLOYEE BENEFIT PLAN

In January 1996, the Company adopted a plan to provide retirement and incidental benefits for its eligible employees, known as the Infoseek Corporation 401(k) Plan ("The Plan"). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants in the Plan may make salary deferrals of up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. The Company, at its discretion, may elect to make contributions to the Plan on behalf of its eligible participants. The Company has made no such contributions to date.

13. RELATED PARTY TRANSACTIONS

Bell Atlantic, with a representative on the Company's Board of Directors and ownership of a substantial amount of the outstanding common stock of the Company is considered a related party. In March 1996, the Company and Bell Atlantic entered into a one-year agreement, which provided for the Company's display of the Big Yellow logo within the Infoseek Service. According to the terms of the agreement, Bell Atlantic agreed to pay to the Company up to an aggregate of $4,600,000, in monthly payments, which amount would be decreased proportionately if the number of impressions of the Big Yellow logo were below a specified number. In February 1997, the Company signed an amendment with Bell Atlantic extending the term of the original agreement, dated March 1996, through June 1998 in exchange for an additional $1,400,000, for a total of $6,000,000, in monthly payments. The terms of conditions of the amended agreement were substantially the same, except for elimination of certain exclusivity and reimbursement provisions. The Company recognized revenue of $1,298,000 and $2,116,000 for the nine months ended September 30, 1998 and 1997, respectively, and $2,820,000 and $1,882,000 in connection with this agreement for the years ended December 31, 1997 and 1996, respectively. Amounts receivable from and payable to such related party were insignificant at September 30, 1998 and December 31, 1997 and 1996.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


14. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                            NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                               ---------------------------  -------------------
                                 1997      1996     1995      1998      1997
                               --------  --------  -------  --------  ---------
   Numerator:
     Net Loss:...............  $(26,562) $(15,938) $(3,296)  $(5,694)  $(21,914)
                               --------  --------  -------  --------  ---------
   Numerator for basic and
    diluted loss per share...  $(26,562) $(15,938) $(3,296)  $(5,694)  $(21,914)
                               ========  ========  =======  ========  =========
   Weighted average of common
    shares...................    26,627    14,076    1,635    30,512     26,270
   Conversion of preferred
    stock not included in
    shares related to SEC
    Staff Accounting Bulletin
    98.......................       --      8,044   13,900       --         --
                               --------  --------  -------  --------  ---------
   Denominator for basic and
    diluted loss per share...    26,627    22,120   15,535    30,512     26,270
                               ========  ========  =======  ========  =========
   Basic and diluted loss per
    share (pro forma in
    1995)....................  $  (1.00) $  (0.72) $ (0.21) $  (0.19) $   (0.83)
                               ========  ========  =======  ========  =========

15. SUBSEQUENT EVENTS (UNAUDITED)

On July 24, 1998, the Company entered into an agreement to acquire Quando, Inc. ("Quando") for approximately $17,000,000, subject to adjustment, in shares of the Company's common stock. The Company expects to incur approximately $1,000,000 in acquisition costs. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close in December 1998.

Based upon preliminary estimates of the fair value of Quando and the allocation of the consideration paid for the assets and liabilities of Quando, the Company will record approximately $16,900,000 in

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

goodwill, developed technology, and other intangibles which will be amortized on a straight-line basis over a two year period. In addition, the Company expects to incur write-offs related to in-process research and development, currently estimated at approximately $4,300,000. The estimated amounts relating to goodwill and the in-process research and development charges represent a preliminary estimate which could materially differ from the actual results that will be experienced by the Company as final values have not yet been established.

On November 9, 1998, the Company renewed the international agreement with Netscape for which the Company will be one of the non-exclusive premier providers for search and directory services in seven foreign sites for the period of October 1, 1998 to September 30, 1999. Under the terms of the renewed agreement, the Company will pay Netscape a one-time $120,000 nonrecurring engineering fee with additional quarterly payments being made based upon established rates for impressions delivered by Netscape. The agreement may be terminated by either party upon sixty days prior written notice to the other party.

On November 11, 1998, the Company received notice from Netscape of their intent to either terminate the contract or negotiate a new agreement to afford Infoseek with different positioning or a lower rotation percentage on the Netscape site on pricing terms to be mutually agreed. On November 25, 1998, the Company and Netscape renegotiated the terms of the June 1998 agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1999 and through the duration of the agreement which terminates May 31, 1999. Under the new agreement, the Company is charged a higher rate for certain traffic received. The maximum payment cap is $12,500,000 less any payments made under the prior agreement.

On November 18, 1998, the Company completed its acquisition of Starwave Corporation ("Starwave"), a subsidiary of The Walt Disney Company ("Disney") whereby the Company issued 25,932,681 shares of common stock in exchange for all outstanding Starwave shares. The Company also reserved 2,205,316 shares of common stock in connection with outstanding stock options of Starwave to be assumed by the Company. The fair value of the Company's shares and options issued was approximately $897,800,000.

A new holding company structure was established as a result of the acquisition. Starwave and Infoseek Corporation, a California corporation, became wholly-owned subsidiaries of the Infoseek Corporation, a Delaware corporation, (the "Holding Company") which is a registered public company incorporated in Delaware. The authorized capital stock of the Holding Company consists of 500,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value Preferred Stock. Disney also purchased an additional 2,642,000 unregistered shares of the Holding Company's common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of the Holding Company's common stock (the "Warrant") in exchange for approximately $70,000,000 in cash and a $139,000,000 five-year promissory note. The Warrant generally enables Disney to achieve a majority stake in the Company over a three year period. The Company also committed to spend approximately $165,000,000 to promote the GO Network, a new portal service established by the Holding Company.

                             INFOSEEK CORPORATION

       (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

The Company expects to incur approximately $22,000,000 in acquisition costs which will be included in the purchase price of Starwave. As of September 30, 1998, the Company had incurred approximately $2,800,000 of these direct acquisition costs. The Company is accounting for the Starwave acquisition under the purchase method of accounting. Based upon preliminary estimates of the fair value of Starwave and the allocation of the consideration paid for the assets and liabilities of Starwave, the Company expects to record approximately $656,300,000 and joint venture relationships in goodwill which will be amortized on a straight-line basis over a ten year period. Also, the Company expects to record approximately $45,200,000 for developed technology and assembled workforce which will be amortized on a straight-line basis over a two year period. In addition, the Company expects to incur write-offs related to in-process research and development, currently estimated at $72,600,000. The estimated amounts relating to goodwill, joint venture relationships, developed technology, assembled workforce, and the in-process research and development charges represent a preliminary estimate which could materially differ from the actual results experienced by the Company as a final valuation has not been completed.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               THREE MONTHS ENDED
                                   -------------------------------------------
                                   MARCH 31, 1998 JUNE 30, 1998 SEPT. 30, 1998
                                   -------------- ------------- --------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues.................    $14,453        $17,066       $19,196
   Costs and expenses
     Hosting, content and website
      costs.......................      2,154          2,524         3,278
     Research and development.....      2,130          2,667         2,635
     Sales and marketing..........     10,577         11,863        12,704
     General and administrative...      1,862          2,061         3,953
                                      -------        -------       -------
       Total costs and expenses...     16,723         19,115        22,570
                                      -------        -------       -------
   Operating loss.................     (2,270)        (2,049)       (3,374)
   Net interest income............        470            782           747
                                      -------        -------       -------
   Net loss.......................    $(1,800)       $(1,267)      $(2,627)
                                      =======        =======       =======
   Basic and diluted net loss per
    share.........................    $ (0.06)       $ (0.04)      $ (0.08)
                                      =======        =======       =======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


                                               THREE MONTHS ENDED
                            ---------------------------------------------------------
                            MARCH 31, 1997 JUNE 30, 1997 SEPT. 30, 1997 DEC. 31, 1997
                            -------------- ------------- -------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues..........    $ 6,240       $  7,786       $ 8,381        $12,675
   Costs and expenses
     Hosting, content and
      website costs........      1,297          1,533         1,567          1,922
     Research and
      development..........      1,728          2,374         1,777          2,021
     Sales and marketing...      6,650          7,541         8,329         11,800
     General and
      administrative.......      1,470          1,825         1,947          1,800
     Restructuring and
      other charges........        --           7,349           --             --
                               -------       --------       -------        -------
       Total costs and
        expenses...........     11,145         20,622        13,620         17,543
                               -------       --------       -------        -------
   Operating loss..........     (4,905)       (12,836)       (5,239)        (4,868)
   Net interest income.....        400            379           287            220
                               -------       --------       -------        -------
   Net loss................    $(4,505)      $(12,457)      $(4,952)       $(4,648)
                               =======       ========       =======        =======
   Basic and diluted net
    loss per share.........    $ (0.17)      $  (0.47)      $ (0.19)       $ (0.17)
                               =======       ========       =======        =======

                                               THREE MONTHS ENDED
                            ---------------------------------------------------------
                            MARCH 31, 1996 JUNE 30, 1996 SEPT. 30, 1996 DEC. 31, 1996
                            -------------- ------------- -------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues..........    $ 1,731        $ 3,286       $ 4,007        $ 6,071
   Cost and expenses
   Hosting, content and
    website costs..........        690            729           827            948
     Research and
      development..........        934            950         1,218          1,448
     Sales and marketing...      2,757          5,566         5,219          6,913
     General and
      administrative.......        860            919         1,091          1,307
                               -------        -------       -------        -------
       Total costs and
        expenses...........      5,241          8,164         8,355         10,616
                               -------        -------       -------        -------
   Operating loss..........     (3,510)        (4,878)       (4,348)        (4,545)
   Net interest
    income (expense).......        (58)           155           652            594
                               -------        -------       -------        -------
   Net loss................    $(3,568)       $(4,723)      $(3,696)       $(3,951)
                               =======        =======       =======        =======
   Basic and diluted net
    loss per share.........    $ (0.18)       $ (0.25)      $ (0.15)       $ (0.16)
                               =======        =======       =======        =======

The 1997 quarterly amounts have been restated to reflect the April 17, 1998 merger with Webchat. The 1996 quarterly amounts have not been restated due to WebChat amounts being insignificant.

                              STARWAVE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP......................................  55
Report of KPMG Peat Marwick LLP...........................................  56
Consolidated Balance Sheets as of October 4, 1998, September 28, 1997 and
 December 31, 1996........................................................  57
Consolidated Statements of Operations for the Year Ended October 4, 1998,
 Nine months Ended September 28, 1997 and Year Ended December 31, 1996 ...  58
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
 the Year Ended October 4, 1998, Nine months Ended September 28, 1997 and the Year Ended December 31, 1996.........................................  59
Consolidated Statements of Cash Flows for the Year Ended October 4, 1998,
 Nine months Ended September 28, 1997 and Year Ended December 31, 1996....  60
Notes to Consolidated Financial Statements................................  61

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Starwave Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Starwave Corporation and its subsidiaries at October 4, 1998 and September 28, 1997, and the results of their operations and their cash flows for the year ended October 4, 1998 and the nine months ended September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1, in April 1997, May 1998 and November 1998 the Company completed a number of transactions which significantly changed its capital and operating structure.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Starwave Corporation:

We have audited the accompanying balance sheet of Starwave Corporation as of December 31, 1996, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starwave Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Seattle, Washington
February 7, 1997

                              STARWAVE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           OCTOBER 4,  SEPTEMBER 28, DECEMBER 31,
                                              1998         1997          1996
                                           ----------  ------------- ------------
                 ASSETS
                 ------
Cash and cash equivalents................  $   1,415     $  18,306     $    305
Accounts receivable, net.................        165           163        2,950
Accounts receivable from related
 parties.................................        897           611           --
Receivable from affiliate................        516         1,292           --
Other receivables........................         10            60           73
Deferred royalties, net..................         --            --          783
Prepaid expenses and other assets........        803           378          787
Equipment and leasehold improvements, net
 (Note 3)................................      4,629         4,323        4,815
Investment in affiliates.................      7,377         4,328
                                           ---------     ---------     --------
                                           $  15,812     $  29,461     $  9,713
                                           =========     =========     ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
                (DEFICIT)
  ------------------------------------
Accounts payable.........................  $   1,816     $   1,500     $  3,277
Accrued compensation.....................      3,365         1,555          629
Accrued royalties........................        250           500        2,087
Accrued liabilities of discontinued
 operations (Note 9).....................        347           359          519
Other accrued liabilities................         66                        118
Due to affiliates........................      1,023         1,922           --
Deferred revenue.........................         60            11          651
Loans from shareholder (Note 4)..........         --            --       84,888
                                           ---------     ---------     --------
    Total liabilities....................      6,927         5,847       92,169
                                           ---------     ---------     --------
Commitments (Notes 6 and 8)
Shareholders' equity (deficit)
  Common stock A, $.01 par value;
   authorized 250,000 shares in 1998,
   1997 and 1996; issued and outstanding
   57,660 shares in 1998, 55,512 shares
   in 1997 and 34,214 shares in 1996.....        576           555          342
  Common stock B, $.01 par value;
   authorized 80,000 shares in 1998, 1997
   and 1996, issued and outstanding
   39,869 shares in 1998 and 1997, and no
   shares in 1996........................        399           399           --
  Additional paid-in capital.............    127,198       123,095          138
  Deferred stock option compensation
   expense...............................     (3,599)         (172)        (246)
  Accumulated deficit....................   (115,689)     (100,263)     (82,690)
                                           ---------     ---------     --------
    Total shareholders' equity
     (deficit)...........................      8,885        23,614      (82,456)
                                           ---------     ---------     --------
                                           $  15,812     $  29,461     $  9,713
                                           =========     =========     ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
Revenues............................   $  5,266      $  4,892        $  8,302
                                       --------      --------        --------
Operating expenses
  Cost of online services...........      3,143         7,185          18,170
  Development.......................      1,225         1,605           6,138
  Sales and marketing...............         94         1,589           5,492
  General and administrative........      2,772         2,527           4,845
                                       --------      --------        --------
    Total operating expenses........      7,234        12,906          34,645
                                       --------      --------        --------
Operating loss......................     (1,968)       (8,014)        (26,343)
                                       --------      --------        --------
Other income (expense)
  Loss from affiliate--EIV..........     (4,139)       (2,251)             --
  Loss from affiliate--AIV..........    (10,020)       (5,958)             --
  Interest income (expense), net....        748        (1,814)         (4,675)
  Other, net (Note 10)..............        (47)          464            (658)
                                       --------      --------        --------
    Net other expense...............    (13,458)       (9,559)         (5,333)
                                       --------      --------        --------
Loss from continuing operations.....    (15,426)      (17,573)        (31,676)
                                       --------      --------        --------
Discontinued operations (Note 9)
  Loss from operations of Multimedia
   CD-ROM segment...................         --            --          (1,046)
  Loss on disposal of Multimedia CD-
   ROM segment......................         --            --          (3,243)
                                       --------      --------        --------
    Loss from discontinued
     operations.....................         --            --          (4,289)
                                       --------      --------        --------
Net loss............................   $(15,426)     $(17,573)       $(35,965)
                                       ========      ========        ========
Basic and diluted net loss per share
 from continuing operations.........   $   (.16)     $  (0.25)       $  (0.99)
Basic and diluted net loss per share
 from discontinued operations.......         --            --           (0.14)
                                       --------      --------        --------
Basic and diluted net loss per
 share..............................   $   (.16)     $  (0.25)       $  (1.13)
                                       ========      ========        ========
Shares used in computing basic and
 diluted net loss per share.........     96,475        71,691          31,958
                                       ========      ========        ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)
           OCTOBER 4, 1998, SEPTEMBER 28, 1997 AND DECEMBER 31, 1996

                                                      DEFERRED                   TOTAL
                          COMMON STOCK   ADDITIONAL STOCK OPTION             SHAREHOLDERS'
                          --------------  PAID-IN   COMPENSATION ACCUMULATED     EQUITY
                          SHARES  AMOUNT  CAPITAL     EXPENSE      DEFICIT     (DEFICIT)
                          ------  ------ ---------- ------------ ----------- -------------
Balances at December 31,
 1995...................  28,683   $287   $   (215)               $ (46,725)   $(46,653)
Exercise of stock
 options................   5,531     55        (41)                                  14
Deferred compensation
 expense related to
 issuance of stock
 options................      --     --        394    $  (394)           --          --
Amortization of deferred
 stock option
 compensation expense...      --     --         --        148            --         148
Net loss................                                            (35,965)    (35,965)
                          ------   ----   --------    -------     ---------    --------
Balance at December 31,
 1996...................  34,214    342        138       (246)      (82,690)    (82,456)
Exercise of stock
 options................   2,612     26        (20)        --            --           6
Stock repurchase........  (1,935)   (19)    (3,950)        --            --      (3,969)
Sale of common stock
  Common Stock A........  20,621    206     45,458         --            --      45,664
  Common Stock B........  39,869    399     81,469         --            --      81,868
Amortization of deferred
 stock option
 compensation expense...      --     --         --         74            --          74
Net loss................      --     --         --         --       (17,573)    (17,573)
                          ------   ----   --------    -------     ---------    --------
Balance at September 28,
 1997...................  95,381    954    123,095       (172)     (100,263)     23,614
Exercise of stock
 options................   2,148     21        144         --            --         165
Deferred compensation
 expense related to
 issuance of stock
 options................      --     --      4,232     (4,232)           --          --
Forfeitures of nonvested
 stock options..........      --     --       (273)       273            --          --
Amortization of deferred
 stock option
 compensation expense...      --     --         --        532            --         532
Net loss................      --     --         --         --       (15,426)    (15,426)
                          ------   ----   --------    -------     ---------    --------
Balance at October 4,
 1998...................  97,529   $975   $127,198    $(3,599)    $(115,689)   $  8,885
                          ======   ====   ========    =======     =========    ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................  $(15,426)     $(17,573)       $(35,965)
 Adjustments to reconcile net loss to
  net cash provided (used) by
  operating activities
  Depreciation and amortization of
   equipment and leasehold
   improvements......................     2,855         1,629           2,170
  Equity in losses from affiliates...    14,159         8,209              --
  Loss on sale of equipment..........        21            36              90
  Amortization of deferred stock
   compensation expense..............       532            74             148
  Change in certain assets and
   liabilities
   Accounts receivable (trade) and
    accounts receivable from related
    parties..........................      (288)        2,176          (2,216)
   Receivable from affiliate and
    other receivables................       826        (1,279)            179
   Deferred royalties................                     783            (755)
   Prepaid expenses and other
    assets...........................      (425)          572            (253)
   Net assets and accrued liabilities
    of discontinued operations.......       (12)         (160)          1,571
   Accounts payable..................       316        (1,777)          2,567
   Accrued interest on loans from
    shareholder......................        --            --            (286)
   Accrued compensation..............     1,810           926             356
   Accrued royalties.................      (250)       (1,587)          2,087
   Due to affiliates.................      (899)        1,922             (47)
   Deferred revenue..................        49          (640)            353
   Other accrued liabilities.........        66          (118)            (59)
                                       --------      --------        --------
    Net cash provided by (used) in
     operating activities............     3,334        (6,807)        (30,060)
                                       --------      --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of equipment and leasehold
  improvements.......................    (3,182)       (1,336)         (3,358)
 Proceeds from sale of equipment.....        --            --              37
 Expenses incurred on behalf of
  affiliates.........................   (17,208)      (12,537)             --
                                       --------      --------        --------
    Net cash used in investing
     activities......................   (20,390)      (13,873)         (3,321)
                                       --------      --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in loans from shareholder..        --        10,776          33,863
 Repayment of loans from
  shareholders.......................        --       (50,000)             --
 Decrease in bank overdraft..........        --            --            (191)
 Proceeds from sale of stock, net....        --        81,868              --
 Funds used for stock repurchase.....        --        (3,969)             --
 Proceeds from exercise of stock
  options............................       165             6              14
                                       --------      --------        --------
    Net cash provided by financing
     activities......................       165        38,681          33,686
                                       --------      --------        --------
Net (decrease) increase in cash and
 cash equivalents....................   (16,891)       18,001             305
Cash and cash equivalents at
 beginning of year...................    18,306           305              --
                                       --------      --------        --------
Cash and cash equivalents at end of
 year................................  $  1,415      $ 18,306        $    305
                                       ========      ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid during the year for
 interest............................  $     41      $  2,099        $  4,889
SCHEDULE OF NONCASH FINANCING
 ACTIVITIES
Equity issued to shareholder in
 return for extinguishment of debt...        --      $ 45,664              --
Issuance of stock options............  $  4,232            --              --
Forfeitures of nonvested stock
 options.............................  $    273            --              --

          See accompanying notes to consolidated financial statements.

                             STARWAVE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           OCTOBER 4, 1998, SEPTEMBER 28, 1997 AND DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. CHANGE IN CAPITAL AND OPERATING STRUCTURE

In April 1997, Starwave Corporation (the Company) completed a number of transactions to recapitalize its equity structure and change its operating structure as follows. As of April 22, 1997, The Walt Disney Company (Disney) purchased a controlling interest in the Company (Note 7). A portion of the proceeds from the sale of common stock to Disney was used to repay part of the outstanding balance under the loan from the Company's primary shareholder. The remaining balance of the loan from shareholder was converted to Class A common stock (Note 4). Effective April 1, 1997, the Company established a wholly owned subsidiary, Starwave Ventures, Inc. (SVI). Concurrent with the Disney equity transaction, two new partnerships were formed and the majority of the Company's operations were contributed to those partnerships. The Company maintains website hosting, software development and research, and the majority of its website operations costs are allocated to the partnerships. The structure and purpose of the partnerships is summarized in Note 2. From April 1997, substantially all of the Company's operations were transferred to the partnerships. Certain expenses of the partnerships are incurred by the Company and allocated to the partnerships.

In May 1998, Disney completed the recapitalization by purchasing the remaining outstanding shares from the primary shareholder for a majority interest in the Company (Note 7).

The Company and it shareholders have approved a merger of the Company and Infoseek Corporation (Infoseek) as of November 18, 1998 (Note 11).

2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company produces Internet-based services intended to appeal to broad consumer interests in sports, news and entertainment.

Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet for information, publication, distribution and commerce, and acceptance of the Internet as an effective advertising medium. In 1997, the Company established partnerships with related parties to produce the online services summarized as follows:

ABC NEWS/STARWAVE PARTNERS

On April 1, 1997, SVI and DOL Online Investments, Inc. (DOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in news and entertainment-related content areas. SVI contributed the technical expertise, labor, and

                              STARWAVE CORPORATION
infrastructure, and DOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses, and a 50% interest in partnership gains. DOL is allocated a 40% economic interest in partnership losses and a 50% interest in partnership gains.

The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $19,137, of which $11,483 was contributed by SVI during the year and $1,023 is due to the partnership and is included in amounts due affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $14,416, of which $8,660 was contributed by SVI during the year and $1,922 was due to the partnership and is included in amounts due affiliates. The Company considers the methodology of allocation of contributions reasonable.

ESPN/STARWAVE PARTNERS

On April 1, 1997, SVI and ESPN Online Investments, Inc. (EOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in sports-related content areas. SVI contributed the technical expertise, labor and infrastructure, and EOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses and a 50% economic interest in partnership gains. EOL is allocated a 40% economic interest in partnership losses and a 50% economic interest in partnership gains.

The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $9,559, of which $5,735 was contributed by SVI during the year and $516 is due from the partnership and is included in amounts receivable from affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $7,972, of which $5,377 was contributed by SVI during the period and $1,203 was due from the partnership and is included in amounts receivable from affiliates. The Company considers the methodology of allocation of contributions reasonable.

Included in other income (expense) for fiscal years 1998 and 1997 are losses from these partnerships of $14,159 and $8,209, respectively. Certain assets transferred by the Company to the partnerships upon formation were recorded at book value.

                              STARWAVE CORPORATION

Summarized financial information from the financial statements of the partnerships is as follows:

                                    ESPN/STARWAVE          ABC NEWS/STARWAVE
                                       PARTNERS                PARTNERS
                               ------------------------ ------------------------
                               OCTOBER 4, SEPTEMBER 28, OCTOBER 4, SEPTEMBER 28,
                                  1998        1997         1998        1997
                               ---------- ------------- ---------- -------------
     Current assets..........   $ 8,823      $ 4,985     $  6,505     $ 4,256
     Noncurrent assets.......       479           84        3,967       3,134
     Current liabilities.....     3,906        2,333        3,574       2,930
     Noncurrent liabilities..        --           --           --          --
     Revenues................    19,193        6,996        9,878       1,929
     Cost of online
      services...............    15,715        7,168       18,182       9,015
     Net loss................    (6,899)      (3,752)     (16,699)     (9,930)

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Starwave Corporation and its wholly owned subsidiary, Starwave Ventures, Inc. All significant intercompany transactions have been eliminated. Investments in partnerships are accounted for using the equity method of accounting.

FISCAL YEAR CHANGE

Effective April 1, 1997, the Company changed its fiscal year-end from a calendar year ended December 31 to a fiscal year ending the Sunday in the last week of September. For the purposes of the consolidated financial statements, fiscal year 1998 ended October 4, 1998.

The following is selected financial data for the year ended October 4, 1998 and the comparable period ended September 28, 1997:

                                               YEAR ENDED        YEAR ENDED
                                             OCTOBER 4, 1998 SEPTEMBER 28, 1997
                                             --------------- ------------------
                                                                (UNAUDITED)
     Revenues...............................    $  5,266          $  8,611
                                                --------          --------
     Operating expenses
       Cost of online services..............       3,143            14,309
       Development..........................       1,225             2,157
       Sales and marketing..................          94             4,209
       General and administrative...........       2,772             3,983
                                                --------          --------
         Total operating expenses...........       7,234            24,658
                                                --------          --------
     Operating loss.........................      (1,968)          (16,047)
                                                --------          --------
     Other income (expense)
       Earnings (loss) from affiliate EIV...      (4,139)           (2,251)
       Earnings (loss) from affiliate AIV...     (10,020)           (5,958)
       Interest income (expense), net.......         748            (3,302)
       Other, net...........................         (47)             (142)
                                                --------          --------
         Net other expense..................     (13,458)          (11,653)
                                                --------          --------
     Net loss...............................    $(15,426)         $(27,700)
                                                ========          ========

                              STARWAVE CORPORATION

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost. Depreciation and amortization of equipment and leasehold improvements are provided on the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. Estimated useful lives range from one to six years.

DEFERRED ROYALTIES

Deferred royalties represent payments made or accrued to co-branding partners and independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the term of the agreements. In April 1997, all significant deferred revenues were contributed to the partnerships.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

Revenues from subscriptions to the Company's online services and advertising appearing on the Company's online services were recognized on the straight-line method over the terms of the subscriptions and advertising contracts, respectively. Advertising revenues were stated net of commissions. Deferred revenue represented online subscriptions and customer advertising not yet recognized as revenue.

The Company guaranteed to certain advertising customers a minimum number of page impressions to be delivered to users of its online service for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Company defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998, September 28, 1997 and December 31, 1996, no revenues had been deferred as a result of these guarantees. As described above, beginning in April 1997 all advertising and subscription revenues are recognized by the partnerships.

The Company has two software license arrangements with related parties. The software licenses are one-time fees and are recognized at the time the software master is delivered and when the criteria for fixed fee revenue recognition under Statement of Position 91-1, Software Revenue Recognition, are satisfied. The Company has contracted to provide for additional post-contract support for a fee, which is recognized over the period of the contract. License and post contract support revenues amounted to $1,779 and $401 for the periods ended October 4, 1998 and September 28, 1997, respectively.

                              STARWAVE CORPORATION

During fiscal years 1998 and 1997, the Company had revenues from related parties representing 58% and 52% of revenues, respectively. At October 4, 1998 and September 28, 1997, related party receivables represented 84% and 79%, respectively of trade accounts receivable. The Company had no revenues or accounts receivable from related parties as of and for the year ended December 31, 1996.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new online services and consist principally of compensation to company employees, as well as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and developments of new features for the service are included in cost of online services, and beginning in April 1997, are allocated to the partnerships. For the year ended October 4, 1998, the development expenses consist mainly of the expenses associated with the core technology software used to run the online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Company incurred advertising costs of $80, $451 and $1,203 in fiscal years 1998, 1997 and 1996, respectively.

FEDERAL INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable from related parties, receivable from affiliate, other receivables, accounts payable, accrued compensation, accrued royalties and due to affiliates approximates fair value due to the short-term maturity of these instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              STARWAVE CORPORATION

STOCK OPTION PLAN

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant to employees only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied to these transactions. The Company has elected to continue to apply the provisions of APB Opinion No. 25 to these transactions and provide the pro forma disclosure provisions of SFAS No. 123.

NET LOSS PER SHARE

Basic net loss per share represents net loss divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss divided by the weighted average number of shares outstanding including the potentially dilutive impact of the stock options. Common stock options are converted using the treasury stock method. Basic and diluted net loss per share are equal for the periods presented because the impact of stock options is anti-dilutive.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to the current presentation.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Company does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Company.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Company does not hold any derivative instruments, SFAS 133 is not expected to impact the Company.

                              STARWAVE CORPORATION

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently reviewing the requirements of SOP 97-2 and assessing its impact on the Company's financial statements.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
     Equipment..........................  $11,510      $ 9,879      $ 9,171
     Leasehold improvements.............    1,699          826          403
                                          -------      -------      -------
                                           13,209       10,705        9,574
     Less: Accumulated depreciation and
      amortization......................   (8,580)      (6,382)      (4,759)
                                          -------      -------      -------
     Net equipment and leasehold
      improvements......................  $ 4,629      $ 4,323      $ 4,815
                                          =======      =======      =======

4. LOANS FROM SHAREHOLDER

During 1995 and 1996, the Company's majority shareholder made unsecured loans to the Company under a $100,000 credit agreement which did not require repayment of principal until October 31, 1999, at which time the entire outstanding balance was due. The loans accrued interest at a rate which varied based on the higher of the Citibank, N.A. base rate or 0.5% above certain money market rates. In April 1997, the balance of the loan was repaid via a cash repayment of $50,000, and conversion of the remaining $45,664 to Class A common stock.

5. INCOME TAXES

A current provision for income taxes has not been recorded for the year ended October 4, 1998, the period ended September 28, 1997 or the year ended December 31, 1996 due to taxable losses incurred during such periods. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to expiration of net operating loss carry-forwards. Deferred tax assets are summarized as follows:

                                          OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                             1998        1997          1996
                                          ---------- ------------- ------------
     Capitalized "start-up" expenses.....  $  1,824    $  2,635      $  2,635
     Net operating loss carry-forward....    24,369      18,633        12,730
     Other...............................     1,170         902           512
                                           --------    --------      --------
     Gross deferred tax assets...........   (27,363)     22,170        15,877
     Less: Valuation allowance...........   (27,363)    (22,170)      (15,877)
                                           --------    --------      --------
     Net deferred tax assets.............  $     --    $     --      $     --
                                           ========    ========      ========

                              STARWAVE CORPORATION

The reconciliation of expected income taxes at the federal statutory rate of 34% to the actual tax expense of $0 is:

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
     Tax at statutory rate...........  $(5,245)       $(5,975)       $(12,228)
     Change in valuation allowance...    5,193          6,293          12,126
     Other...........................       52           (318)            102
                                       -------        -------        --------
                                       $    --        $    --        $     --
                                       =======        =======        ========

As of October 4, 1998, the Company has approximately $70,185 of net operating loss carry-forwards available to offset future taxable income, if any, through 2012.

Under the provisions of the IRC, utilization of the Company's net operating loss carry-forwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future. The Company has determined that such a change occurred in May 1998 and November 1998 and the annual utilization of loss carry-forwards generated through those periods will be limited.

6. STOCK OPTION PLAN

The Company has a Combined Incentive and Nonqualified Stock Option Plan (the
Plan) for employees, directors, consultants or independent contractors whereby 140,000 shares of Class A common stock are reserved for stock option grants. Pursuant to the Plan, the Board of Directors may grant nonqualified and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors. However, in no event shall the term of any incentive stock option exceed ten years. All option grants to date vest over periods ranging from three to four years, and expire ten years from the date of grant.

The per share weighted average fair value of stock options granted during 1998, 1997 and 1996 was $5.87, $1.62 and $0.11, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: fiscal years 1998, 1997 and 1996--expected dividend yield 0%; risk-free interest rate of 5.61%, 6.28% and 6.14%, respectively, and an expected life of 4.26, 2.68 and 2.89 years, respectively.

The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, compensation cost has been recognized for its stock options in the financial statements only to the extent that the exercise price of the option is less than the fair value of the underlying stock on the date of the grant. In fiscal years 1998, 1997 and 1996 the Company recorded deferred compensation relating to the issuance of stock options less than fair value of $4,232, $0 and $394, respectively. Amortization of these costs amounted to $532, $74, and $148 for the fiscal years 1998, 1997 and 1996, respectively. Had the Company determined compensation cost based on the fair value at the grant date for its

                              STARWAVE CORPORATION
stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                               OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                  1998        1997          1996
                               ---------- ------------- ------------
     Net loss
      As reported.............  $(15,426)   $(17,573)     $(35,965)
      Pro forma...............   (16,595)    (18,116)      (36,049)
     Basic and diluted net
      loss per share
      As reported.............      (.16)       (.25)        (1.13)
      Pro forma...............      (.17)       (.25)        (1.13)

Pro forma net loss reflects only options granted in fiscal years 1998, 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

The following summarizes the activity, restated for the common stock split (Note 7), under the Company's plan:

                                                                       WEIGHTED
                                                             WEIGHTED  AVERAGE
                                                     NUMBER  AVERAGE  FAIR VALUE
                                                       OF    EXERCISE OF OPTIONS
                                                     SHARES   PRICE    GRANTED
                                                     ------  -------- ----------
     Balances at December 31, 1995.................. 11,568   $0.003
     Options granted:
       Exercise price equal to fair value...........  3,420    0.27     $0.03
       Exercise price less than fair value..........  1,920    0.09      0.22
       Options exercised............................ (5,531)   0.003
       Options canceled............................. (1,300)   0.03
                                                     ------
     Balances at December 31, 1996.................. 10,077    0.105
     Options granted:
       Exercise price equal to fair value...........  4,383    2.27      1.62
       Options exercised............................ (2,612)   0.01
       Options canceled.............................   (816)   0.12
                                                     ------
     Balances at September 28, 1997................. 11,032    0.99
     Options granted:
       Exercise price equal to fair value...........    935    3.79      8.32
       Exercise price less than fair value..........    740    2.95      2.95
       Options exercised............................ (2,148)    .08
       Options canceled............................. (1,453)   1.24
                                                     ------
     Balances at October 4, 1998....................  9,106    3.41
     Options exercisable at:
       December 31, 1996............................  2,800     .025
       September 28, 1997...........................  3,116     .38
       October 4, 1998..............................  3,941    1.04

                              STARWAVE CORPORATION

At October 4, 1998, 143,447 shares remained reserved and available for grant under the Plan.

The following table summarizes information about stock options outstanding under the Plan at October 4, 1998:

                           WEIGHTED AVERAGE
   EXERCISE      NUMBER       REMAINING     WEIGHTED AVERAGE   NUMBER    WEIGHTED AVERAGE
   PRICE       OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
   --------    ----------- ---------------- ---------------- ----------- ----------------
   $0.003         1,275          6.75            $0.003           673         $0.003
    0.09          1,451          7.70              0.09         1,147           0.09
    0.15-.44        945          7.84               .42           443            .42
    2.27          4,182          8.52              2.27         1,678           2.27
    2.95          1,013          9.09              2.95
    4.47-8.81       221          9.91              7.06
    9.32              2          9.73              9.32
    9.85             11          9.75              9.85
    9.94              6          9.74              9.94
                  -----                                         -----
                  9,106          8.23            $ 3.41         3,941         $ 1.04
                  =====                                         =====

7. EQUITY

As of April 22, 1997, the Company amended its Articles of Incorporation to authorize the issuance of two new classes of shares, designated, respectively, Class A common stock and Class B common stock. As of October 4, 1998, the Company had the authority to issue 250,000 shares and 80,000 shares of Class A common stock and Class B common stock, respectively, at a par value of $.01 per share. Each holder of Class A common stock is entitled to one vote per share owned and each holder of Class B common stock is entitled to 2 1/2 votes per share owned. Class B shares may be converted into one share of Class A common stock at any time, and the transfer of Class B shares to a third party results in its automatic conversion to Class A shares. Each outstanding share of common stock on the date of amendment became one share of Class A common stock.

As established in the Stock Purchase Agreement dated March 28, 1997, effective April 22, 1997 Disney obtained a controlling interest in the Company by purchasing 39,869 shares of the Company's Class B common shares. The initial purchase proceeds provided $31,868 in cash to the Company, and extinguished loans from a key shareholder of $50,000 (Note 4). The agreement provides that Disney has the option to acquire all of the outstanding Class A shares held by key shareholders and employees at a predetermined price.

On May 1, 1998, Disney exercised this option and acquired all of the outstanding Class A shares from the primary shareholder, thereby increasing its percentage ownership of the Company's outstanding common stock from approximately 41% to approximately 91% on a primary share basis.

COMMON STOCK SPLIT

On October 4, 1997, the Board of Directors declared a four-for-one stock split on the Company's Class A and Class B common stock effected in the form of a stock dividend to holders of record on

                              STARWAVE CORPORATION
that date. Class A and Class B common stock issued, including stock option information, and additional paid-in capital for all years have been restated to reflect this split.

8. COMMITMENTS

The Company occupies its current facilities under terms of a noncancelable operating lease that expires in May 2001, subject to extensions at the Company's option. At October 4, 1998, future minimum rental payments under the lease are as follows:

     YEAR ENDING SEPTEMBER,
     ----------------------
       1999.............................................................. $1,502
       2000..............................................................  1,206
       2001..............................................................    550
                                                                          ------
                                                                          $3,258
                                                                          ======

Rent expense under noncancelable operating leases amounted to $1,493, $871 and $931 in fiscal years 1998, 1997 and 1996, respectively.

During fiscal year 1998, the Company entered into separation agreements with certain employees. The terms of these agreements include severance payments based on staff level and years of service, accelerated stock option vesting and payment of post-employment insurance premiums. The termination of employees under these separation agreements is contingent upon completion of the Infoseek merger, and the Company's obligations under the agreements will transfer to Infoseek at that time. Accordingly, no liability for these arrangements has been recorded by the Company as of October 4, 1998.

9. DISCONTINUED OPERATIONS

In March 1996, the Company made the decision to discontinue its multimedia CD-ROM segment. During the phase-out period, the Company completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products currently released. The phase-out period was completed by March 31, 1997. Operating results of the Multimedia CD-ROM segment for 1996 are shown separately in the accompanying consolidated statements of operations. Any activity subsequent to December 31, 1996 reduced the net liability.

Accrued liabilities of discontinued operations consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
   Accrued liabilities
     Accounts payable and accrued
      liabilities.......................   $(347)       $(359)       $(500)
     Accrual for expected losses during
      phase-out period..................                               (19)
                                           -----        -----        -----
                                           $(347)       $(359)       $(519)
                                           =====        =====        =====

                              STARWAVE CORPORATION

Net revenues and expenses of the Multimedia CD-ROM segment consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
   Net revenues.........................    $--          $--        $   664
   Expenses.............................                             (4,934)
   Accrual for expected losses during
    phase-out period....................                                (19)
                                            ---          ---        -------
   Loss from discontinued operations....    $--          $--        $(4,289)
                                            ===          ===        =======

The Company recognized revenues from CD-ROM product sales at the time of shipment from the Company's distributor. The estimated effect of price protection programs and product returns were recorded as reductions to revenue.

10. OTHER EXPENSE

During 1996, the Company incurred legal and accounting fees of $606 in connection with a proposed initial public offering, which was not completed. As a result, the costs were expensed in 1996 and included in other expenses.

11. SUBSEQUENT EVENT

On November 18, 1998, the Company's shareholders approved a merger with Infoseek Corporation (Infoseek), a developer and retailer of Internet technology. Under the terms of the agreement, Infoseek acquired 100% of the Company's outstanding common stock for approximately 25,512 shares of Infoseek common stock and assumed options outstanding under the Company's stock option plans for an aggregate of approximately 2,626 options for Infoseek common stock. In connection with this acquisition, the joint venture terms of the ABC News/Starwave Partners and ESPN/Starwave Partners are extended for ten years from the date of the acquisition.

Upon closing of the transaction, Infoseek and Starwave will become wholly owned subsidiaries of a newly organized holding company, Infoseek Corporation (Newco), incorporated in Delaware. Shares of Newco, a registered public company, will trade on Nasdaq and will be held by the former shareholders of Infoseek and Starwave.

                ESPN JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP......................................   74
ESPN/Starwave Partners Balance Sheets as of October 4, 1998 and September
 28, 1997.................................................................   75
ESPN/Starwave Partners Statements of Operations for the Year Ended October
 4, 1998 and the Period from April 1, 1997 (Inception) to September 28,
 1997.....................................................................   76
ESPN/Starwave Partners Statement of Changes in Partners' Equity for the
 Year Ended October 4, 1998 and the Period from April 1, 1997 (Inception)
 to September 28, 1997....................................................   77
ESPN/Starwave Partners Statements of Cash Flows for the Year Ended October
 4, 1998 and the Period from April 1, 1997 (Inception) to September 28,
 1997.....................................................................   78
ESPN/Starwave Partners Notes to Financial Statements......................   79

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ESPN/Starwave Partners
d/b/a ESPN Internet Ventures

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ESPN/Starwave Partners d/b/a ESPN Internet Ventures at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Subsequent to year-end, the Partnership completed a transaction which significantly changed its partnership and operating structure as described in
Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998        1997
                                                       ---------- -------------
                        ASSETS
                        ------
Current assets
  Cash and cash equivalents...........................   $3,623      $1,900
  Accounts receivable (net of allowance of $79 and
   $71, respectively).................................    3,244       2,555
  Prepaid royalties...................................    1,956         530
                                                         ------      ------
    Total current assets..............................    8,823       4,985
Property and equipment, net...........................      479          84
                                                         ------      ------
    Total assets......................................   $9,302      $5,069
                                                         ======      ======
           LIABILITIES AND PARTNERS' EQUITY
           --------------------------------
Current liabilities
  Accounts payable....................................   $1,040      $  506
  Deferred revenue....................................    2,866       1,718
  Due to partner......................................                  109
                                                         ------      ------
    Total current liabilities.........................    3,906       2,333
Commitments (Note 3)
Partners' equity......................................    5,396       2,736
                                                         ------      ------
    Total liabilities and partners' equity............   $9,302      $5,069
                                                         ======      ======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  APRIL 1, 1997
                                                       YEAR ENDED (INCEPTION) TO
                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998         1997
                                                       ---------- --------------
Revenues:
  Advertising revenue.................................  $13,459      $ 4,868
  Subscription revenue................................    2,459        1,732
  Fantasy games and other.............................    3,275          396
                                                        -------      -------
    Total revenues....................................   19,193        6,996
                                                        -------      -------
Operating expenses:
  Cost of online services.............................   15,715        7,168
  Development.........................................    1,847          515
  Sales and marketing.................................    5,724        2,262
  General and administrative..........................    3,055          811
                                                        -------      -------
    Total operating expenses..........................   26,341       10,756
                                                        -------      -------
Interest income.......................................      249            8
                                                        -------      -------
Net loss..............................................  $(6,899)     $(3,752)
                                                        =======      =======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                 STARWAVE      ESPN ONLINE         TOTAL
                              VENTURES, INC. INVESTMENTS INC. PARTNERS' EQUITY
                              -------------- ---------------- ----------------
Initial capital contribution
  April 1, 1997 (Note 1).....    $(1,484)                         $(1,484)
Capital contributions........      5,377         $ 2,595            7,972
Net loss for the period......     (2,251)         (1,501)          (3,752)
                                 -------         -------          -------
Balance at September 28,
 1997........................      1,642           1,094            2,736
Capital contributions........      5,735           3,824            9,559
Net loss for the period......     (4,139)         (2,760)          (6,899)
                                 -------         -------          -------
Balance at October 4, 1998...    $ 3,238         $ 2,158          $ 5,396
                                 =======         =======          =======



   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                     YEAR ENDED (INCEPTION) TO
                                                     OCTOBER 4, SEPTEMBER 28,
                                                        1998         1997
                                                     ---------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................  $(6,899)     $(3,752)
Adjustments to reconcile net loss to net cash
 provided by operating activities
  Deferred revenue from contributed assets..........                 1,484
  Operating expenses allocated from partners........    9,559        5,004
  Depreciation and amortization.....................       87            3
  Change in accounts receivable.....................     (689)      (2,555)
  Change in prepaid royalties.......................   (1,426)        (530)
  Change in accounts payable........................      534          506
  Change in deferred revenue........................    1,148        1,718
  Change in due to partner..........................     (109)         109
                                                      -------      -------
    Net cash provided by operating activities.......    2,205        1,987
                                                      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..................     (482)         (87)
                                                      -------      -------
Net increase in cash and cash equivalents...........    1,723        1,900
Cash and cash equivalents, beginning of period......    1,900
                                                      -------      -------
Cash and cash equivalents, end of period............  $ 3,623      $ 1,900
                                                      =======      =======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                     OCTOBER 4, 1998 AND SEPTEMBER 28, 1997
                                 (IN THOUSANDS)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ESPN Internet Ventures (the Partnership) was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc.
(SVI) and ESPN Online Investments Inc. SVI and ESPN Online Investments Inc. (the Partners) are allocated net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $1,484 relating to services subsequently performed by the Partnership.

BUSINESS

The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in sports-related content areas. The Partnership generates revenue from advertisements sold for display upon its services, and from fantasy games and subscriptions sold to the end consumer.

Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

REVENUE RECOGNITION

Advertising, subscription and fantasy game revenues are recognized using the straight-line method over the period of the related advertising contract, subscription term or sports season. Merchandise revenue is recognized at the time of sale. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues had been deferred as a result of these guarantees. Deferred revenues represent advance payments received by the Partnership which are deferred until earned. Deferred revenues are classified based on the period of the related advertising contract or subscription.

CASH AND EQUIVALENTS

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

PREPAID ROYALTIES

Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, the Partnership had one contract for a total of $2,000 and $1,300, respectively, which is being amortized on a straight-line basis over the duration of the life of the contract.

Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, the Partnership will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets. The estimated useful life used is three years.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new technologies that may benefit the existing online services and consist principally as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $1,743 and $1,558 during the periods ended October 4, 1998 and September 28, 1997, respectively.

INCOME TAXES

Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of these instruments.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                              OCTOBER 4, SEPTEMBER 28,
                                 1998        1997
                              ---------- -------------
     Computer hardware.......    $569         $87
     Less: Accumulated
      depreciation and
      amortization...........     (90)         (3)
                                 ----         ---
                                 $479         $84
                                 ====         ===

The Partnership shares office space and certain operating equipment with its partners and the related rent of $0 and $88, and depreciation of $370 and $145, respectively, was allocated to the Partnership for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. COMMITMENTS

The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are summarized as follows:

     FISCAL YEAR ENDING
     ------------------
       1999.............................................................. $3,250
       2000..............................................................  3,000
                                                                          ------
                                                                          $6,250
                                                                          ======

4. SUBSEQUENT EVENT

On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation (Infoseek), a developer and retailer of internet technology. As a result of this acquisition, DOL Online Investments, Inc. and Infoseek agreed to extend the Partnerships' joint venture terms for ten years from the date of the acquisition.

              ABC NEWS JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP.....................................  84
ABC News/Starwave Partners Balance Sheets as of October 4, 1998 and
 September 28, 1997......................................................  85
ABC News/Starwave Partners Statements of Operations for the Year Ended
 October 4, 1998 and the Period from April 1, 1997 (Inception) to
 September 28, 1997 .....................................................  86
ABC News/Starwave Partners Statement of Changes in Partners' Equity for
 the Year Ended October 4, 1998 and the Period from April 1, 1997
 (Inception) to September 28, 1997 ......................................  87
ABC News/Starwave Partners Statements of Cash Flows for the Year Ended
 October 4, 1998 and the Period from April 1, 1997 (Inception) to
 September 28, 1997......................................................  88
ABC News/Starwave Partners Notes to Financial Statements.................  89

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ABC News/Starwave Partners
d/b/a ABC News Internet Ventures

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ABC News/Starwave Partners d/b/a ABC News Internet Ventures at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Subsequent to year-end, the Partnership completed a transaction which significantly changed its partnership and operating structure as described in
Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998        1997
                                                       ---------- -------------
                        ASSETS
                        ------
Current assets
Cash and cash equivalents.............................  $ 1,941      $   31
  Accounts receivable (net of allowance of $42 and
   $10, respectively).................................    2,936       1,368
  Prepaid royalties...................................    1,628       2,857
                                                        -------      ------
    Total current assets..............................    6,505       4,256
Equipment and leasehold improvements, net.............    3,967       3,134
                                                        -------      ------
    Total assets......................................  $10,472      $7,390
                                                        =======      ======
           LIABILITIES AND PARTNERS' EQUITY
           --------------------------------
Current liabilities
  Accounts payable....................................  $ 1,444      $2,605
  Accrued compensation................................       49         240
  Deferred revenue....................................      207          85
  Other liabilities...................................       44          --
  Due to partner......................................    1,830          --
                                                        -------      ------
    Total current liabilities.........................    3,574       2,930
Commitments (Note 3)
Partners' equity......................................    6,898       4,460
                                                        -------      ------
    Total liabilities and partners' equity............  $10,472      $7,390
                                                        =======      ======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                YEAR ENDED      (INCEPTION) TO
                                              OCTOBER 4, 1998 SEPTEMBER 28, 1997
                                              --------------- ------------------
Revenues:
  Advertising revenues.......................    $  4,034          $   937
  Royalties..................................       5,844              992
                                                 --------          -------
    Total revenues...........................       9,878            1,929
                                                 --------          -------
Operating expenses:
  Cost of online services....................      18,182            9,015
  Development................................       1,751              532
  Sales and marketing........................       3,959            1,777
  General and administrative.................       2,746              537
                                                 --------          -------
    Total operating expenses.................      26,638           11,861
                                                 --------          -------
Interest income..............................          61                2
                                                 --------          -------
Net loss.....................................    $(16,699)         $(9,930)
                                                 ========          =======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                                        TOTAL
                                        STARWAVE       DOL ONLINE     PARTNERS'
                                     VENTURES, INC. INVESTMENTS, INC.  EQUITY
                                     -------------- ----------------- ---------
Initial capital contribution, April
 1, 1997...........................     $    (26)                     $    (26)
Capital contributions..............        8,660         $ 5,756        14,416
Net loss for the period............       (5,958)         (3,972)       (9,930)
                                        --------         -------      --------
Balance at September 28, 1997......        2,676           1,784         4,460
Capital contributions..............       11,483           7,654        19,137
Net loss for the period............      (10,020)         (6,679)      (16,699)
                                        --------         -------      --------
Balance at October 4, 1998.........     $  4,139         $ 2,759      $  6,898
                                        ========         =======      ========


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                     YEAR ENDED (INCEPTION) TO
                                                     OCTOBER 4, SEPTEMBER 28,
                                                        1998         1997
                                                     ---------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................  $(16,699)    $(9,930)
Adjustments to reconcile net loss to net cash
 provided by operating activities
  Deferred revenue from contributed assets..........        --          26
  Operating expenses allocated from partners........    17,988      11,327
  Depreciation and amortization.....................       676         273
  Change in accounts receivable.....................    (1,568)     (1,368)
  Change in prepaid royalties.......................     1,229      (2,857)
  Change in accounts payable........................    (1,161)      2,605
  Change in accrued compensation....................      (191)        240
  Change in deferred revenue........................       122          85
  Change in other liabilities.......................        44          --
  Change in due to partner..........................     1,830          --
                                                      --------     -------
    Net cash provided by operating activities.......     2,270         401
                                                      --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment and leasehold improvements..      (360)       (370)
                                                      --------     -------
Net increase in cash and cash equivalents...........     1,910          31
Cash and cash equivalents, beginning of period......        31          --
                                                      --------     -------
Cash and cash equivalents, end of period............  $  1,941     $    31
                                                      ========     =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Fixed assets contributed by partners................  $  1,149     $ 3,037


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                     OCTOBER 4, 1998 AND SEPTEMBER 28, 1997
                                (in thousands)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ABC News Internet Ventures (the Partnership) was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc.
(SVI) and DOL Online Investments Inc. (DOL). SVI and DOL are allocated the net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $26, relating to services subsequently performed by the Partnership.

BUSINESS

The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in news and entertainment content areas. The Partnership currently generates revenue from advertisements sold for display upon its services, and royalties from certain production agreements.

Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

REVENUE RECOGNITION

Advertising revenues are recognized using the straight-line method over the period of the related advertising contract. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues have been deferred as a result of these guarantees. Deferred revenues represent payments received in advance by the Partnership which are deferred until earned. Deferred revenues are classified based on the period of the related advertising or production contract.

CASH AND EQUIVALENTS

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

PREPAID ROYALTIES

Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, the Partnership had one contract for a total of $3,750, which is being amortized on a straight-line basis over the three-year life of the contract.

Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, the Partnership will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets ranging from one to six years.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new technologies that may benefit the online service and consist principally of costs for labor, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $886 and $1,260 for the periods ended October 4, 1998 and September 28, 1997, respectively.

INCOME TAXES

Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued compensation and due from partner approximates fair value because of the short-term maturity of these instruments.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                               OCTOBER 4, SEPTEMBER 28,
                                  1998        1997
                               ---------- -------------
     Computer hardware.......    $  660      $  348
     Software................        44           3
     Furniture and fixtures..        19          19
     Leasehold improvements..     4,193       3,037
                                 ------      ------
                                  4,916       3,407
     Less: Accumulated
      depreciation and
      amortization...........      (949)       (273)
                                 ------      ------
     Equipment and leasehold
      improvements, net......    $3,967      $3,134
                                 ======      ======

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The Partnership shares office space and certain operating equipment with its partners. Related rent in the amount of $12 and $29 was allocated to the Partnership for the year ended October 4, 1998 and for the period from April 1, 1997 (inception) to September 28, 1997, respectively.

3. COMMITMENTS

The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are $750 in 1999.

4. SUBSEQUENT EVENT

On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation (Infoseek), a developer and retailer of internet technology. As a result of this acquisition, DOL Online Investments, Inc. and Infoseek agreed to extend the Partnerships' joint venture terms for ten years from the date of the acquisition.

(b)  PRO FORMA FINANCIAL INFORMATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information for Infoseek consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997, and for the nine months ended September 30, 1998 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998 (collectively, the "Pro Forma Statements"). The Pro Forma Statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares and the reincorporation of Infoseek California into Delaware pursuant to which Infoseek California became a wholly-owned subsidiary of Infoseek, both on November 18, 1998. In addition, the Pro Forma Statements give effect to Disney's purchase of an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and $139.0 million in a five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

On July 24, 1998, Infoseek entered into the Merger Agreement to acquire Quando in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek's common stock. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close in December 1998. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect this transaction as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on September 30, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 with Starwave's historical results for the year ended December 31, 1997 and the nine months ended October 4, 1998 and Quando's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.
In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain related agreements which become effective with the mergers described above. These agreements are described more fully in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The Starwave merger was accounted for using the purchase method of accounting. The Quando acquisition will also be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto.

In connection with the acquisitions of Starwave and Quando, Infoseek expects to incur write-offs related to in-process research and development, currently estimated at $72.6 million and $4.3 million, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements when the Starwave merger and the Quando acquisition are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million of which $1.4 of costs were included in the results of operations of Infoseek for the nine months ended September 30, 1998. The Pro Forma Statements do not include the remaining costs of integration of up to $5.6 million, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

The Pro Forma Statements should be read in conjunction with the related notes included in this document and the audited consolidated financial statements of Infoseek and the notes thereto, and the audited financial statements of Starwave and Quando, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                           ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS       TOTAL
                          --------  --------  ------  -----------     ---------
Revenues................. $ 35,082  $  5,811  $ 256    $  16,368 (3)  $  57,517
Costs and expenses:
  Hosting, content and
   website costs(10).....    6,319     7,667      1       13,790 (3)     26,398
                                                           2,455 (3)
                                                          (3,834)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs.........      --        --     --        34,866 (8)     38,524
                                                           3,658 (18)
  Research and
   development...........    7,900     1,840    161          995 (8)     10,937
                                                              41 (18)
  Sales and marketing....   34,320     1,598     12        2,907 (8)     75,674
                                                           3,834 (4)
                                                          33,000 (11)
                                                               3 (18)
  General and
   administrative........    7,042     3,188    419        1,683 (8)     12,440
                                                             108 (18)
  Goodwill amortization..      --        --     --        65,625 (8)     70,266
                                                           4,641 (18)
  Restructuring and other
   charges...............    7,349       --     --           --           7,349
                          --------  --------  -----    ---------      ---------
Total costs and
 expenses................   62,930    14,293    593      163,772        241,588
                          --------  --------  -----    ---------      ---------
Operating loss...........  (27,848)   (8,482)  (337)    (147,404)      (184,071)
Loss from Joint
 Ventures................      --    (10,932)   --           (74)(3)    (11,006)
Other income (expense),
 net.....................    1,286    (1,111)   (16)         --             159
                          --------  --------  -----    ---------      ---------
Net loss................. $(26,562) $(20,525) $(353)   $(147,478)     $(194,918)
                          ========  ========  =====    =========      =========
Basic and diluted net
 loss per share.......... $  (1.00)                                   $   (3.36)
Shares used in computing
 basic and diluted net
 loss per share..........   26,627                        31,307         57,934


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                             ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS       TOTAL
                            --------  --------  ------  -----------     ---------
Revenues..................  $50,715   $  4,348  $ 514    $  21,626 (3)  $  77,203
Costs and expenses:
  Hosting, content and
   website costs (10).....    7,956      2,661      5       18,220 (3)     30,756
                                                             3,244 (3)
                                                            (1,330)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs..........      --         --     --        24,601 (8)     28,893
                                                             1,549 (8)
                                                             2,743 (18)
  Research and
   development............    7,432        990    413          746 (8)      9,612
                                                                31 (18)
  Sales and marketing.....   35,144         85      1        2,180 (8)     63,492
                                                             1,330 (4)
                                                            24,750 (11)
                                                                 2 (18)
  General and
   administrative.........    7,876      2,111    317        1,262 (8)     11,647
                                                                81 (18)
  Goodwill amortization...      --         --     --        49,219 (8)     52,699
                                                             3,480 (18)
                            -------   --------  -----    ---------      ---------
  Total operating
   expenses...............   58,408      5,847    736      132,108        197,099
                            -------   --------  -----    ---------      ---------
Operating loss............   (7,693)    (1,499)  (222)    (110,482)      (119,896)
Loss from Joint Ventures..      --     (11,436)   --          (284)(3)    (11,720)
Interest income (expense),
 net......................    1,999        462    (59)         --           2,402
                            -------   --------  -----    ---------      ---------
Net loss..................  $(5,694)  $(12,473) $(281)   $(110,766)     $(129,214)
                            =======   ========  =====    =========      =========
Basic and diluted net loss
 per share................  $ (0.19)                                    $   (2.09)
Shares used in computing
 basic and diluted net
 loss per share...........   30,512                         31,307         61,819



   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                (IN THOUSANDS)

                          INFOSEEK  STARWAVE   QUANDO    PRO FORMA
                           ACTUAL    ACTUAL    ACTUAL   ADJUSTMENTS       TOTAL
                          --------  ---------  -------  -----------     ----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  6,801  $   1,415  $    76   $  70,013 (2)  $   78,305
  Short-term
   investments..........    47,740        --       --          --           47,740
  Accounts receivable,
   net..................     7,619      1,072      101         --            8,792
  Receivables from
   related parties......       --         516      --          --              516
  Prepaid to service
   providers............     5,838        --       --          --            5,838
  Other current assets..       998        803        8         --            1,809
                          --------  ---------  -------   ---------      ----------
    Total current
     assets.............    68,996      3,806      185      70,013         143,000
Property and equipment,
 net....................    15,177      4,629       92         --           19,898
Developed technology....       --         --       --       29,900 (1)      37,216
                                                             7,316 (13)
Assembled workforce.....       --         --       --       15,300 (1)      15,603
                                                               303 (13)
Direct acquisition
 costs..................     2,825        --       --          --            2,825
Deposits and other
 assets.................     3,315        --         4         --            3,319
Goodwill................       --         --       --      656,250 (1)     665,531
                                                             9,281 (13)
Joint Venture
 relationships..........       --       7,377      --      178,500 (1)     185,877
                          --------  ---------  -------   ---------      ----------
    Total assets........  $ 90,313  $  15,812  $   281   $ 966,863      $1,073,269
                          ========  =========  =======   =========      ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $  6,717  $   1,816  $   159   $     --       $    8,692
  Accrued payroll and
   related expenses.....     2,191      3,365      --          --            5,556
  Accrued liabilities to
   service providers....     1,558        --       --          --            1,558
  Other accrued
   liabilities..........     2,418        663      --       22,000 (5)      26,081
                                                             1,000 (14)
  Due to affiliates.....       --       1,023      --          --            1,023
  Deferred revenue......     4,789         60      --          --            4,849
  Short-term
   obligations..........     2,942        --       400         --            3,342
                          --------  ---------  -------   ---------      ----------
    Total current
     liabilities........    20,615      6,927      559      23,000          51,101
Deferred tax liability..       --         --       --       41,601 (9)      44,115
                                                             2,514 (19)
Long-term obligations...     2,981        --       447         --            3,428
Stockholders' equity:
  Convertible preferred
   stock................       --         --       822        (822)(15)        --
  Common stock..........   121,292    128,173      165     978,674 (6)   1,245,139
                                                            16,835 (16)
  Accumulated deficit...   (53,724)  (115,689)  (1,712)     43,089 (7)    (130,663)
                                                            (2,627)(17)
  Deferred
   compensation.........      (717)    (3,599)     --        3,599 (12)       (717)
  Notes receivable from
   stockholders.........      (134)       --       --     (139,000)(2)    (139,134)
                          --------  ---------  -------   ---------      ----------
    Total stockholders'
     equity.............    66,717      8,885     (725)    899,748         974,625
                          --------  ---------  -------   ---------      ----------
    Total liabilities
     and stockholders'
     equity.............  $ 90,313  $  15,812  $   281   $ 966,863      $1,073,269
                          ========  =========  =======   =========      ==========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

The Pro Forma Statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares. Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the effect of certain related agreements that became effective upon consummation of the merger, as described above. Under the Representation Agreements, Starwave contracted for, and has exclusive rights to sell, all advertising and other related items of the Joint Ventures. Starwave guarantees its performance through minimum revenue commitments and is at risk if its subsequent collection of the related receivables is insufficient to cover such commitments. These Representation Agreements will result in Starwave recognizing revenue for the sale of the advertising and of related items and a corresponding representation fee for amounts due to the Joint Ventures. In addition, under a five year Promotional Services Agreement, Infoseek has committed to spend $165.0 million to promote GO Network. These costs are reflected, on a straight-line basis, in the Pro Forma Statements as increased sales and marketing expenses.

On July 24, 1998, Infoseek entered into the Merger Agreement to acquire Quando in exchange for approximately $17.0 million, subject to adjustment, in shares of Infoseek common stock. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close in December 1998. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect the Quando acquisition as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as of it had taken place on September 30, 1998.

The Starwave merger was accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on actual fair value. The Quando acquisition will also be accounted for using the purchase method of accounting. The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma

Statements after valuations and other procedures to be performed after the closing of the Quando acquisition has been completed. Infoseek does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Infoseek's management, all adjustments necessary to present fairly such Pro Forma Statements have been made on the proposed terms and structure of the Starwave merger and the Quando merger.

In connection with the acquisitions of Starwave and Quando, Infoseek expects to incur write-offs related to in-process research and development, currently of approximately $72.6 million and $4.3 million, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements when the Starwave merger and the Quando merger are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million, of which $1.4 million was included in the results of operations for the nine months ended September 30, 1998. The Pro Forma Statements do not include the remaining costs of integration of up to $5.6 million as they will affect future operations.

The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The Unaudited Pro Forma Statements give effect to the following pro forma adjustments:

1. In accordance with the reorganization agreement for the Starwave merger,
(i) a wholly-owned subsidiary of Infoseek ("Infoseek Merger Sub") has merged with and into Infoseek California, Infoseek California is a wholly-owned subsidiary of Infoseek, and all outstanding shares of common stock of Infoseek California have been converted into shares of the common stock of Infoseek, at the rate of one share of Infoseek common stock for each share of Infoseek California common stock, and (ii) a wholly-owned subsidiary of Starwave ("Starwave Merger Sub") has merged with and into Starwave, Starwave is a wholly-owned subsidiary of Infoseek, and all outstanding shares of common stock of Starwave were converted into shares of common stock of Infoseek.

The Starwave merger was accounted for using the purchase method of accounting. The purchase price was based on $32.42 per share, which is the average of the market price before and immediately after the announcement of the Starwave merger.

The purchase price was determined as follows:

                                            STARWAVE    INFOSEEK    FAIR VALUE
                                             SHARES      SHARES   (IN THOUSANDS)
                                           ----------- ---------- --------------
   Shares.................................  97,875,056 25,932,681    $840,738
   Stock Options..........................   8,323,301  2,205,316      57,096
                                           ----------- ----------    --------
     Totals............................... 106,198,357 28,137,997    $897,834
                                           =========== ==========    ========

The Starwave shares were first converted to Infoseek equivalent shares by taking the number of Starwave shares divided by the exchange ratio of approximately 0.26 Starwave shares for each Infoseek share.

The fair value of "shares" was calculated by taking the fair value of the stock ($32.42 per share) times the number of Infoseek shares to be acquired.

With respect to stock options exchanged as part of the Starwave merger, all vested Starwave options exchanged for vested Infoseek options are included as part of the purchase price based on their fair value. Any unvested Starwave options issued in exchange for unvested Infoseek options are also included as part of the purchase price based on their fair value.

The fair value of the stock was calculated by taking the options to purchase Infoseek shares (2,205,316 options) times the fair value of the stock ($32.42 per share) less the proceeds which will be received from the optionholder upon exercise (approximately $14.4 million).

The Pro Forma Statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on their actual fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Starwave merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                        ANNUAL
                                                       AMORTIZATION  AMORTIZATION
                                                           LIFE     OF INTANGIBLES
                                                       ------------ --------------
   Estimated Acquisition Cost
     Estimated purchase price.............   $897,834
     Acquisition expenses.................     22,000
                                             --------
       Total Estimated Acquisition
        Cost..............................   $919,834
                                             ========
   Purchase Price Allocation
     Historical net book value of
      Starwave at September 30, 1998......   $  8,885
     Intangible assets acquired:
     Joint Venture relationships (ESPN
      Joint Venture and ABCNews Joint
      Venture)............................    178,500       10         $ 17,850
     Developed technology.................     29,900        2           14,950
     Assembled workforce..................     15,300        2            7,650
     In-process technology................     72,600
     Goodwill.............................    656,250       10           65,625
     Deferred tax liability...............    (41,601)
                                             --------
       Total..............................   $919,834
                                             ========

Tangible assets of Starwave acquired in the Starwave merger principally include cash, fixed assets and investments in the affiliates (i.e., the Joint Ventures). Liabilities of Starwave assumed in the Starwave merger principally include accounts payable, accrued payroll and other current liabilities.

To determine the value of the developed technology and the investment in the Joint Ventures, the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $29.9 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period. The fair value of the Joint Venture relationships was determined to be $178.5 million, which is being amortized on a straight line basis over the life of the Joint Venture agreements (10 years).

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $15.3 million for the assembled workforce. The asset is being amortized on a straight-line basis over a two year period.

The goodwill allocation is $656.3 million, which is being amortized on a straight line basis concurrent with the life of the Joint Venture relationships (10 years).

The projects identified as in-process technology at Starwave are those that were underway at the time of the Starwave merger and will, after consummation of the Starwave merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized.

The in-process technology acquired from Starwave in the transaction consists primarily of technology related to GO Network and to replacement and enhancement of Starwave's core technology. Development of GO Network started in July 1998, following the announcement of the Starwave merger. An initial, limited version of GO Network is expected to be introduced in the fourth calendar quarter of 1998. The majority of the functionality planned for GO Network is not possible with Starwave's current architecture and design. As a result, Starwave has shifted a substantial portion of its development efforts toward redesigning its core technologies. These efforts have been undertaken since July 1998 to integrate the existing content and build a new infrastructure and new features. These will include the ability for an individual to tailor content (such as types of news, sports teams, etc.) to their own interests, and universal registration, which will track user preferences and personal profiles (such as name, address, billing information, etc.) across all the elements of GO Network. This should provide users with a better experience by enabling them to find what they want and, if desired, make purchases on-line from any site within GO Network without having to re-input personal information. Infoseek believes these are key features of GO Network, which will be composed of sites belonging to different entities including Infoseek, Disney, and the Joint Ventures. Infoseek estimates that costs incurred to complete the projects in-process as of the date of closing will be $7.5 million, of which approximately $3.75 million will be spent in calendar 1998, with the remaining $3.75 million spent in calendar 1999. There can be no assurance that actual costs will not exceed these estimates.

Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in the quarter ending December 31, 1998, with the introduction of the initial version of GO Network. The full functionality intended for the planned GO Network will not be supported at introduction, requiring a gradual introduction of new features over the next several months or more following the initial launch. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges which must be resolved in order to implement many of the intended features of GO Network and to complete the in-process technology. While Infoseek currently plans to launch GO Network in accordance with the schedule outlined above, there can be no assurance that the service can be successfully developed and launched within such schedule. If the combined companies are unable to successfully develop, launch and promote
GO Network in a timely manner, or if the combined companies incur excessive expenses in this connection or in an attempt to improve GO Network or promote and maintain their brands, the combined companies' businesses, financial condition and operating results will be materially adversely affected.

2. Disney purchased 2,642,000 unregistered shares of common stock of Infoseek at a price of $26.50 per share, and a Warrant to purchase 15,720,000 shares of common stock of Infoseek, subject to certain vesting restrictions on its exercisability, at certain prices and on certain conditions, in exchange for cash in the amount of $70.0 million and a note in principal amount of $139.0 million.

At the closing, Infoseek delivered a Warrant to Disney to purchase 15,720,000 shares of Infoseek common stock. The shares subject to the Warrant vest and become exercisable 33 1/3% at each of the first, second and third anniversaries of the closing. The exercise price for each share of common stock of Infoseek subject to the Warrant shall be equal to (i) 120% of the average closing sales price of Infoseek common stock (as quoted on Nasdaq or another national market) for the thirty trading days prior to the time such shares vest and become exercisable or (ii) if not traded on any market, the fair market value thereof as determined by unanimous determination of the Infoseek Board of Directors or if the Infoseek Directors cannot agree, through an appraisal mechanism, subject to a maximum, in each case, of $50.00 (subject to adjustment).

Disney delivered a promissory note in principal amount of $139.0 million payable to Infoseek. The promissory note bears interest on the principal amount outstanding at a rate of 6.5% per annum. The promissory note is repayable in twenty quarterly principal installments, beginning on the three month anniversary of the closing, of $6.9 million, with the final payment due on the five year anniversary of the closing. The promissory note (together with accrued and unpaid interest) may be repaid in whole or in part without premium or penalty at any time.

3. Under each of the ESPN Representation Agreement by and among Infoseek, Starwave and the ESPN Joint Venture, and the ABC Representation Agreement by and among Infoseek, Starwave and the ABCNews Joint Venture, each entered into in conjunction with the Starwave mergers (the "Representation Agreements"), Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request (collectively the "Services"). Activities with respect to the sale of advertising on the Internet services and other related items includes the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate (the "Guaranteed Minimum Payment"). The minimum revenue rate is based on the average ad revenue rate per page view of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

Starwave will recognize revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the Representation Agreements. Starwave bears the risk of loss, if it fails to bill and collect amounts sufficient to cover its contractual Guaranteed Minimum Payments. The pro forma adjustment reflects (i) 100% of each of the Joint Ventures' revenues as Starwave made substantially all sales on behalf of the Joint Ventures for the year ended December 31, 1997 and the nine months ended September 30, 1998, as the Joint Ventures did not maintain a sales organization and (ii) the assumption that the Representation Agreements were entered into January 1, 1997. The Representation Agreements are expected to have a continuing impact on Starwave, although the amount of revenue Starwave will recognize will vary in future periods.

Under the Representation Agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the Guaranteed Minimum Payment or
(ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs ("Representation Rights Fees"). The obligations of Starwave to pay the Representation Rights Fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables. The pro forma adjustment for the Representation Rights Fee is the Joint Venture revenues less allocated costs of 15% of revenue, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made for additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.

Each of the Joint Ventures is accounted for under the equity method due to neither Infoseek nor Starwave having a majority voting interest. The other partners to these Joint Ventures, subsidiaries of ESPN and ABC, are subsidiaries of Disney. A pro forma adjustment has been made to Starwave's allocated (60%) losses from the Joint Ventures. This pro forma adjustment was due to the Joint Ventures decreased revenues partially offset by decreased costs under the Representation Agreement.

4. The pro forma adjustment is to reclassify certain hosting, content and website costs of Starwave to sales and marketing expense to conform to Infoseek's presentation.

5. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Starwave merger, estimated to be approximately $22.0 million. The $22.0 million includes approximately $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave.

6. The pro forma adjustment to "common stock" reflects the elimination of Starwave's common stock ($128.2 million) and the impact of the issuance of Infoseek common stock ($897.8 million) in connection with the Starwave merger, and the issuance of stock and warrants to Disney for cash and a note receivable ($70.0 million and $139.0 million, respectively).

7. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Starwave's accumulated deficit ($115.7 million) and the in-process technology charge ($72.6 million).

8. The pro forma adjustment is for the amortization of goodwill, developed technology, Infoseek's interest in the Joint Ventures and assembled workforce.

9. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $41.6 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

10. Under a License Agreement entered into by and between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to exploit the trademarks and World Wide Web addresses associated with GO Network and Infoseek has agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the License Agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization (EBITA) as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined. The Unaudited Pro Forma Combined Condensed Statements of Operations do not include a pro forma adjustment for royalties under the License Agreement as Infoseek would not be EBITA positive on a pro forma basis. The components of the pro forma EBITA are shown below (in thousands):

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
Net loss.............................................   $(129,214)   $(194,918)
Interest expense.....................................         619        2,782
Pro Forma Amortization of Intangibles:
 Goodwill ...........................................      52,699       70,266
 Developed technology................................      13,956       18,608
 Assembled workforce.................................       5,851        7,802
 Joint Venture relationships.........................      13,388       17,850
                                                        ---------    ---------
EBITA................................................   $ (42,701)   $ (77,610)
                                                        =========    =========

11. Under a Promotional Services Agreement, ABC has agreed to provide, and Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for the planned GO Network. The Unaudited Pro Forma
Combined Condensed Statements of Operations include an adjustment to reflect recognition of expense under this agreement, on a straight-line basis, for promotional services for GO Network. See "Description of Related Agreements--Licensing and Commercial Agreements."

12. The pro forma adjustment is to eliminate deferred compensation related to Starwave stock options.

13. The Quando acquisition will be accounted for using the purchase method of accounting. The purchase price is $17.0 million, subject to adjustment, in shares of Infoseek's common stock. The Pro Forma Statements have been prepared on the basis of assumptions described herein and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based upon preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the Pro Forma Statements after valuations and other procedures to be performed after the closing of the Quando acquisition have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                      ANNUAL
                                                     AMORTIZATION  AMORTIZATION
                                                         LIFE     OF INTANGIBLES
                                                     ------------ --------------
Estimated Acquisition Cost
 Estimated Purchase Price.................  $17,000
 Acquisition Expenses.....................    1,000
                                            -------
  Total Estimated Acquisition Cost........  $18,000
                                            =======
Purchase Price Allocation
 Historical net book value of Quando at
  September 30, 1998......................  $  (725)
 Intangible assets acquired:
 Developed Technology.....................    7,316        2          $3,658
 Assembled Workforce......................      303        2             152
 In-Process Technology....................    4,339
 Goodwill.................................    9,281        2           4,641
 Deferred Tax Liability...................   (2,514)
                                            -------
  Total...................................  $18,000
                                            =======

Tangible assets of Quando to be acquired principally include cash and accounts receivable. Liabilities of Quando assumed in the Quando acquisition principally include accounts payable and short and long-term obligations.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $7.3 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $0.3 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The preliminary goodwill allocation is $9.3 million. Amortization of goodwill is based on amortization over two years due to the rapid pace of technological development of the Internet.

The projects identified as in-process technology at Quando are those that will be underway at the time of the acquisition of Quando and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. The estimated amount of in-process research and development charge was revised from $9.4 million in the original preliminary evaluation to $4.3 million primarily due to a decrease in the in-process research and development that Infoseek anticipates using in the future if successfully developed. The estimated amount of the in-process research and development charge is still a preliminary estimate which could materially differ from the actual results that will be experienced by Infoseek, as final values will not be established until after the closing of the acquisition of Quando.

In-process technology acquired in the transaction consists primarily of major additions to and replacement of core technology, which is related to Infoseek's planned development of on-line shopping and other new features. The majority of the intended functionality of these new features is not supported by Quando's current technology. As a result, Quando has shifted substantially all of its new development efforts toward developing the necessary technology. Examples of the types of intended new capabilities include the ability to gather information from dynamically generated web pages and the development of technology to manage detailed attributes of items offered for sale on-line. Infoseek estimates that the completion of projects in-process as of the date of closing will cost approximately $1.0 million of which approximately $0.4 million will be spent in calendar 1998, with the remaining $0.6 million spent in calendar 1999.

Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in December 1998, with a gradual introduction of new features over approximately the nine months following the close. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

14. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Quando acquisition, estimated to be approximately $1.0 million.

15. The pro forma adjustment to "Convertible Preferred Stock" reflects the elimination of Quando's convertible preferred stock ($0.8 million).

16. The pro forma adjustment to "Common Stock" reflects the elimination of Quando's common stock ($0.2 million), and the impact of the issuance of Infoseek Common Stock ($17.0 million).

17. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Quando's accumulated deficit ($1.7 million) and the in-process technology charge ($4.3 million).

18. The pro forma adjustment is for the amortization of goodwill, developed technology and assembled workforce.

19. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $2.5 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

       (b) PRO FORMA FINANCIAL INFORMATION


       (c) EXHIBITS

               2.1 Agreement and Plan of Reorganization dated as of June 18, 1998 among Infoseek Corporation, a California corporation, Infoseek Corporation, a Delaware corporation, Starwave Corporation, a Washington corporation, and Disney Enterprises, Inc., a Delaware corporation. (1)

               3.1 Amended and Restricted Certificate of Incorporation of Registrant. (2)

               3.2  Bylaws of Registrant. (3)

               4.1  Specimen Stock Certificate of Registrant. (4)

               4.2 Preferred Shares Rights Agreement dated October 2, 1998 by and between Registrant and BankBoston, N.A. (5)

              16.1 Letter of KPMG Peat Marwick LLP regarding change in certifying accountant of Starwave. (6)

              23.1  Consents of Independent Auditors (Ernst & Young LLP).

              23.2  Consent of PricewaterhouseCoopers LLP / Starwave.

              23.3  Consent of PricewaterhouseCoopers LLP / ESPN/Starwave
                    Partners.

              23.4  Consent of PricewaterhouseCoopers LLP / ABC/Starwave
                    Partners.

              23.5  Consent of KPMG Peat Marwick LLP / Starwave.

              99.1 Infoseek Corporation Valuation and Qualifying Accounts (Schedule II)
------------------------
               (1) Incorporated by reference to Annex A-1 to Registrant's Registration Statement on Form S-4, Registration No. 333-65635, as filed with the Commission on October 14, 1998 (the "Form S-4").

               (2)  Incorporated by reference to Exhibit 3.1 to the Form S-4.

               (3)  Incorporated by reference to Exhibit 3.2 to the Form S-4.

               (4)  Incorporated by reference to Exhibit 4.1 to the Form S-4.

               (5)  Incorporated by reference to Exhibit 4.2 to the Form S-4.

               (6)  Incorporated by reference to Exhibit 16.1 to the Form S-4.

                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           INFOSEEK CORPORATION



Date:  December 8, 1998    By:  /s/ Harry M. Motro
                               ---------------------------
                           Harry M. Motro
                           President and Chief Executive Officer